As filed with the Securities and Exchange Commission on April 14, 2004

Registration No. 333-110851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Advant-e Corporation

(Name of small business issuer in its charter)

Delaware	7371	88-0339012
(State of jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2680 Indian Ripple Rd. Dayton, OH 45440 Telephone number: 937-429-4288

(Address and telephone number of principal executive offices)

2680 Indian Ripple Rd. Dayton, OH 45440

(Address of principal place of business or intended principal place of business)

Jason Wadzinski, President

Advant-e Corporation

2680 Indian Ripple Rd.

Dayton, OH 45440

(937) 429-4288

(Name, address and telephone number of agent for service)

Copies to:

Barbara L. Sager, Esq.

130 W. Second St. Suite 904

Dayton, OH 45402

(937) 443-0295

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $.001 par value	1,603,915	$2.44(1)	$3,913,553	$495.85

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 (the “Securities Act”). The registration fee is calculated on the basis of the average of the closing bid and ask prices for our common stock as quoted on the Over-the-Counter Bulletin Board on April 13, 2004.

THE REGISTRANT HEREBY AGREES TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OF QUALIFICATION UNDER THE SECURITIES LAWS OF THAT STATE.

PROSPECTUS

SUBJECT TO COMPLETION DATED April 14, 2004

ADVANT-E CORPORATION

1,603,915 COMMON SHARES, $.001 PAR VALUE

The registration statement of which this prospectus is a part relates to the offer and sale of up to 1,603,915 shares of common stock, par value $.001, for sale by certain security holders.

We are registering shares of the Company’s common stock for resale by certain security holders and we will only receive proceeds to the extent that outstanding warrants are exercised. All other shares being registered were issued upon conversion of outstanding Convertible Subordinated Notes, and we derived no proceeds from the conversion of such Convertible Subordinated Notes into shares of the Company’s common stock nor will we derive proceeds from the resale of such shares. The shares to be registered for sale by selling security holders were issued as a result of the conversion of Convertible Subordinated Notes into 583,915 common shares; will be issued as a result of the exercise in the future of warrants that were issued in connection with the same Convertible Subordinated Notes forup to 1,000,000 shares; and were issued as a result of an agreement for services rendered for 20,000 common shares.

The Company has retained no underwriter to assist in selling the common shares.

The Company’s common shares are traded on the over-the-counter Bulletin Board under the symbol “AVEE.”

THE PURCHASE OF THE COMMON SHARES INVOLVES A HIGH DEGREE OF RISK AND POTENTIAL DILUTION. SEE “RISK FACTORS” BEGINNING ON PAGE 6 AND DILUTION ON PAGE 20.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary amended prospectus is April 14, 2004.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

PROSPECTUS SUMMARY

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including “Risk Factors,” beginning on page 6, and other factors. We have attempted to summarize only the most significant aspects of the prospectus. You should be aware that this Prospectus Summary does not contain all the information that may be important to you. You should read the entire prospectus, especially “Risk Factors” and the Consolidated Financial Statements and Notes, before deciding to invest in the Company’s common shares.

The Company: (Advant-e Corporation and its wholly-owned subsidiary, Edict Systems, Inc.)

The Company provides business-to-business electronic commerce products and services focusing primarily on supply chain connectivity. The Company provides high-quality, cost-effective solutions which give the Company’s customers the ability to leverage technology to improve their businesses.

The Company provides software and Internet-based solutions to small and medium sized suppliers (often called “spokes”) of large companies allowing them to satisfy the Electronic Commerce requirements (most often electronic data interchange (EDI) requirements) of their customers. Advant-e provides services to large companies (often called “hubs”) to enable them to maximize their current supply chain Electronic Commerce investments by increasing the number of suppliers who can conduct business with them electronically. The Company provides consultative services for its customers, generally small and medium sized suppliers to large buying organizations wherein it acts as a liaison between the buyers and their suppliers to interface with the buyer on behalf of the Company’s customers.

The Company, through its operating subsidiary Edict Systems, has been a provider of Electronic Data Interchange (EDI) and Electronic Commerce products and services since 1990. Our company is comprised of 4 principal business products/services. These are:

•	Web-EDI – web-based supply chain solution for the grocery and other industries (GroceryEC.com, RetailEC.com, MfgEC.com, CPGSupplierEC.com, web-edi.com, etc.)

•	EnterpriseEC – Internet-based Electronic Business Transaction Network Services

•	Formula_One – EDI software and Bar Code Label Modules (legacy software products)

•	Value-Added Applications – Internet-based solutions that enhance the value of electronic commerce capabilities

Many small and medium size companies have resisted doing Electronic Commerce and Electronic Data Interchange (EDI) with their business partners due to many factors, but primarily due to high cost and low transaction volume. By leveraging the economy and ubiquitousness of the Internet, our Internet-based solutions have minimal technological requirements (access to Internet and a web browser), and are cost effective. EDI and other business technologies have proven to be valuable tools to reduce cost, increase accuracy, shorten supply lead times, insure product availability, and increase customer satisfaction.

Advant-e Corporation (formerly Twilight Products, Ltd.) was incorporated in the State of Delaware on March 9, 1994. On April 10, 2000, Twilight acquired all of the issued and outstanding shares of Edict Systems, Inc. (“Edict”), an Ohio company incorporated in September of 1994. Immediately following the Merger, the shareholders of Edict owned approximately 81% of the issued and outstanding common stock of Twilight and the Directors and Officers of Edict became the Directors and Officers of Twilight. On August 6, 2000, Advant-e formally changed its name from “Twilight Productions Ltd.” to “Advant-e Corporation”. As a result, the Company is now comprised of Advant-e Corporation and its wholly-owned and sole operating subsidiary, Edict Systems, Inc.

In 2001 the Company issued seven 15% Convertible Subordinated Notes in the aggregate principal amount of $525,000; four Notes in the aggregate principal amount of $170,000 were paid in full in 2003 and January 2004; three Notes in the aggregate principal amount of $355,000 were converted into 334,906 shares of the Company’s common stock in November and December 2003 at $1.06 per common share; in addition, the accrued interest at December 5, 2003 on one of the Notes was converted into 21,735 shares of the Company’s common stock.

The former Note holders have warrants whereby they can acquire 750,000 shares of the Company’s common stock at a price of $1.205 per common share. The warrants expire on several dates in 2005, except for 75,000 warrants that expire on December 5, 2006.

In 2002 the Company issued six 10% Convertible Subordinated Notes. The Notes were converted into 227,274 shares of the Company’s common stock in December 2003 at $1.10 per common share. The former Note holders have warrants whereby they can acquire 250,000 common shares of the Company at a price of $1.25 per common share. These warrants expire on September 27, 2005.

In 2001 the Company issued warrants to an unrelated third party, in exchange for investor relations services, for the purchase of 20,000 shares of the Company’s stock at $1.48 per share, exercisable through June 25, 2006.

The Company expects to issue up to 1,603,915 common shares, resulting from the conversion of the Convertible Subordinated Notes and future exercise of the warrants by the selling security holders. The total proceeds to the Company, assuming the exercise of all warrants, is $ $1,245,850 ($1,210,850 net of issuance expenses); the Company realized no proceeds from the conversion of the Notes.

The principal executive offices of both Advant-e Corporation and Edict Systems, Inc. are located at 2680 Indian Ripple Rd., Dayton, Ohio 45440. The Company’s telephone number is 937-429-4288. Edict Systems, Inc. is the sole and wholly- owned subsidiary of Advant-e Corporation.

The Offering

Number of shares of common stock currently outstanding	6,244,917

Number of shares of common stock offered by selling shareholders	1,603,915

Proceeds to the Company	Up to $1,210,850, net of estimated offering expenses, if all warrants are exercised

Expenses	We estimate the expenses associated with this offering to be:

	SEC filing fee	$1,000
	NASD filing fee	1,000
	Printing	2,000
	Blue Sky	2,000
	Legal	14,000
	Accounting	12,000
	Transfer agent	1,000
	Edgar	1,000
	Miscellaneous	1,000

	Total	$35,000

Use of Proceeds	Proceeds from the exercise of the warrants will be used mainly for general corporate purposes, marketing, and product development. The Company will not receive any proceeds from the conversion of the Convertible Subordinated Notes.

Plan of Distribution	The offering of the Company’s shares of common stock is being made by the selling security holders. Sales of the Company’s common stock may be made by the selling shareholders in the open market or in privately negotiated transactions and at fixed or negotiated prices.

Risk factors	Investment in the Company’s common stock involves a high degree of risk, including the risk that investors could lose their entire cash investment. For a discussion of risk factors you should consider before buying shares of our common stock, see the section entitled “Risk Factors” beginning on page 6.

Dividend Policy	We do not intend to pay dividends on our common stock. We plan to retain any earnings in the foreseeable future in the operations of the business to help fund future growth.

Plan of offering	There is no underwriter for this offering.

Selected Financial Data

The following selected financial data is derived from the Company’s financial statements included elsewhere in this prospectus and should be read in conjunction with the more detailed financial statements, including notes thereto, appearing elsewhere in this prospectus and should also be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The financial information as of December 31, 2003 and 2002 and for the years then ended has been derived from the financial statements audited by J. D. Cloud & Co. L.L.P.

Balance sheet data:

	December 31, 2002	December 31, 2003
Total Assets	$1,235,986	1,365,295
Total Liabilities	1,213,353	485,935
Shareholders’ Equity	22,633	879,360

Statement of Operations data:

	Year Ended December 31
	2002	2003
Revenues	$2,008,389	2,942,992
Operating Expenses	2,342,189	2,718,571

Income (loss) before taxes	(333,800)	224,421
Income tax (benefit)	(26,266)	9,246

Net income (loss)	$(307,534)	215,175

RISK FACTORS

An investment in the common shares offered by this prospectus is speculative and involves a high degree of risk, including the risk factors described below. In addition to the other information presented in this prospectus, each prospective investor should carefully consider the following risk factors inherent in and affecting our business and this offering before making an investment decision. Each of the following risks could have a material adverse effect on the business, financial condition or operating results of the Company. In such a case, the trading price of common stock would probably decline, and investors may lose all or part of their investment.

RISKS RELATED TO OUR FINANCIAL CONDITION

THE COMPANY HAS A RECENT HISTORY OF NET LOSSES INCLUDING LOSSES IN FISCAL 1999 ($434,776), IN FISCAL 2000 ($485,256), IN FISCAL 2001, ($161,629), IN FISCAL 2002 ($307,534), AND FOR THE SIX MONTHS ENDED JUNE 30, 2003 ($75,803). THE COMPANY COULD INCUR LOSSES AGAIN IN THE FORESEEABLE FUTURE. Such losses could result from large investment in capital resources for enhancing existing products and services and for new products and services, large investments in sales and marketing efforts, continued declines in revenues for our legacy software product line, and potential declines in revenues from the Company’s primary revenue source, GroceryEC.com. The Company’s future profitability depends, in part, on the success of its product development efforts; the acceptance of its business model by targeted customers; and its sales and marketing activities.

Although the Company reported net income for the third and fourth quarters of 2003 and for the year ended December 31, 2003, the success of the Company’s business model depends upon potential customers being attracted to and using its Internet-based electronic commerce products and services. This business model is not yet fully proven. Several factors, including customer acceptance, retailer arrangements, competitive factors and our ability to successfully develop and market our products, make it impossible to predict when or whether we will generate sufficient revenue to sustain long-term profitability. Consequently, we may never achieve sufficient revenues or profitability, and even if we do, we may not sustain or increase profitability on a quarterly or an annual basis in the future. Our ability to continue in business could be jeopardized if we are not able to achieve and sustain positive cash flow or profitability or if we are not able to obtain necessary financing on satisfactory terms.

THE COMPANY’S REVENUES COULD DECREASE AS IT CONTINUES ITS TRANSITION FROM ITS HISTORICAL SOFTWARE BUSINESS MODEL TO A TRANSACTION-BASED BUSINESS MODEL. The Company has been transitioning, and will continue to transition, its business model to focus on providing customers with the ability to process their electronic commerce documents via the Internet for fees based on the number and/or size of the transactions. The Company expects that this model will provide an increase in recurring revenues, but it has also resulted in a decrease in licensing and sales revenue the Company receives from its software products, which would have normally been offered to potential customers.

Under the new model, the Company provides transaction services wherein customers pay for transactions that they process. The Company believes that this service will allow its customers to receive, transmit, and process electronic commerce documents without having to bear significant up-front software and on-going third-party network expenditures. Any failure in the Company’s ability to implement and grow its Internet-based services could have a material adverse affect on the Company’s business and financial results. In addition, the Company’s business and financial results could also suffer if revenue from increased volume experienced by existing and new customers does not make up for the loss in revenue from the decrease in the per-customer amount of licensing fees and other charges for its software products.

THE COMPANY’S CAPITAL RESOURCES MAY BE INSUFFICIENT TO FUND IMPLEMENTATION OF ITS PRODUCTS AND SERVICES AND MARKETING ITS ADVANTAGES TO POTENTIAL USERS. Substantial funds are required to complete the Company’s planned product development efforts and expand its sales and marketing activities. The Company expects that existing capital resources along with cash flows generated from its current activities will be adequate to fund its operations, but the Company cannot guarantee that this will be the case. The Company’s future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful marketing of existing products; and progress in product development efforts to enhance and generate new products and services; the ability to target additional vertical industries for the Company’s products and services; and the growth and success of effective sales and marketing activities.

If funds generated from the Company’s operations, together with its existing capital are insufficient to meet current or planned operating requirements, the Company will have to obtain additional funds through equity or debt financing. The Company does not have any committed sources of additional financing, and it cannot provide assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, the Company may have to delay, scale-back or eliminate certain aspects of its operations. Therefore, the inability to obtain adequate funds could have a material adverse impact on its business, financial condition and results of operations.

INABILITY TO OBTAIN FUTURE CAPITAL. As of the date of this filing, the Company had cash in the amount of approximately $317,000. The Company anticipates that it may need to raise additional funds if its operations do not generate anticipated revenues. If the Company is unable to obtain necessary additional financing, its business may suffer. It cannot be assured that any additional financing will be available on reasonable terms or at all. In addition, the Company may need to raise additional funds sooner if it attempts to expand more rapidly or if competitive pressures or technological changes are greater than anticipated. Even if the Company is able to obtain additional financing, the Company may subsequently need to raise additional funds if it does not sustain profitability.

RISKS RELATED TO OUR BUSINESS

THE COMPANY’S LIMITED OPERATING EXPERIENCE MAY CAUSE IT TO MISJUDGE ITS MARKETS OR NEEDS. Although the Company has been providing software and solutions for the electronic commerce market since 1990, its involvement in Internet-based products and services has been a much more recent development. Its initial Internet product has been in operation for approximately three and one-half (3-1/2) years. Accordingly, the Company has limited operating history in this environment. An investor in Common Stock must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.

THE COMPANY MAY BE UNABLE TO IMPLEMENT ITS BUSINESS STRATEGY. Although the Company believes its strategy can be successful, there are many reasons why it may be unable to implement it, including the Company’s inability to deploy its products and services on a large scale due to software development, information technology infrastructure, or other problems; to attract a sufficiently large audience of users to its Internet-based electronic commerce network; to increase awareness of its brand; to strengthen customer loyalty; to continue to develop and improve its products; to continue to develop and upgrade its technology; and to attract, retain and motivate qualified personnel.

THE COMPANY MAY BE UNSUCCESSFUL AT MANAGING ITS GROWTH. The Company believes its business model has the potential for rapid growth. This growth could place a significant strain on management and operations, including sales, marketing, customer support, research and development, finance and administrative operations. Achieving and maintaining profitability during a growth period will depend, among other things, on the Company’s ability to successfully expand its products, services and markets and to manage its operations effectively. Difficulties in managing growth, including difficulties in obtaining and retaining talented management and other personnel could have a material adverse affect on the Company’s business and financial results.

THE COMPANY HAS INTRODUCED SEVERAL ELECTRONIC COMMERCE B2B PRODUCTS, AND MARKET ACCEPTANCE OF THESE PRODUCTS IS CRITICAL TO THE COMPANY’S SUCCESS. The Company is currently marketing EnterpriseEC, GroceryEC, RetailEC, LogisticsEC and ManufacturingEC and other products. As of April 16, 2004 approximately 2,700 customers were utilizing these products. Broad and timely acceptance of the Company’s recently introduced products, which is critical to its future success, is subject to a number of significant risks. These risks include the ability to successfully market and sell these products; the products’ ability to support large numbers of customers; the need to enhance the features and services of the Company’s products; and the need to significantly expand internal resources to support planned growth of these products.

Although the Company expects to derive a significant portion of its long-term future revenue from its electronic commerce products and services, the pricing and revenue models for these products are ever changing in a fluid market environment. If these products do not achieve the level of market acceptance anticipated at a satisfactory pricing level, the Company’s business and financial results would suffer.

The Company’s success depends highly upon our achieving broad market acceptance of our products and services. Market acceptance requires, among other things, that we:

•	educate potential customers on the benefits of our products

•	commit a substantial amount of human and financial resources to secure strategic partnerships and relationships

•	develop internal sales, marketing and support activities to customers

There can be no assurance that we will be able to achieve any or all of these objectives, and thus obtain sufficient acceptance of our products to achieve profitable operations. Potential customers may perceive nominal benefit from our products and services. As a result, potential customers may not value, and may be unwilling to pay for our products. We also do not have established brand images, nor do we expect to spend significant marketing expenses to build and promote brand images. If our products do not achieve broad market acceptance, we may not be able to continue operating in our business or operate at sufficient levels or profitability.

SYSTEM ENHANCEMENTS, UPGRADES AND OTHER FACTORS COULD CAUSE SERVICE DISRUPTIONS OF INTERNET-BASED PRODUCTS. As the Company enhances and upgrades its Internet-based products and services, customers could suffer temporary service interruptions. Other factors, such as unauthorized intervention and access into the Company’s servers may also cause system delays or denials of service. The Company has and will continue to take steps to ensure that such disruptions do not occur, and that any disruptions that do occur are insignificant. However, any problems not resolved in a timely manner could negatively affect the Company’s business and financial results.

IF THE COMPANY ACQUIRES OTHER COMPANIES, IT MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE THEM. Currently, there are no plans to acquire any other companies, but it may be deemed advantageous to the Company’s growth to do so. If the Company is unable to effectively integrate any acquired company, the results could negatively affect the Company’s business and financial results.

PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET. To date, the Company has experienced success on a limited basis for its FORMULA_ONE, BCLM, EnterpriseEC, GroceryEC and other Web EDI products.

The FORMULA_ONE product, although initially available as a DOS program in 1992 and later available to segments of its customer base in Microsoft Windows, has had limited success due primarily to the Company’s insufficient expenditures on sales and marketing efforts and the Company’s lack of sufficient capital.

The BCLM products have had limited success because they require, in most cases, the customer’s use of FORMULA ONE.

The Company’s first Web EDI product, GroceryEC.com, has been successful, but the Company’s other products, including EnterpriseEC and other Web EDI products which have only been recently introduced to the marketplace, have been far less successful due primarily to longer than expected development time, insufficient expenditures on sales and marketing efforts and the Company’s lack of sufficient capital.

THE COMPANY HAS LIMITED SALES AND MARKETING EXPERIENCE. A major thrust of the Company’s strategy is to make potential customers aware of its products, their features and benefits. This will require sales and marketing expertise. However, the Company’s current sales and marketing staff is small compared to competitors. Although the Company intends to identify and recruit employees with sales and marketing experience, it may be unable to do so and may therefore be unable to successfully establish and maintain a significant sales and marketing organization.

THE COMPANY’S ABILITY TO RECRUIT AND RETAIN SKILLED EMPLOYEES. The Company is substantially dependent on the continued services and performance of its President and current employees. In addition, the Company believes it will need to expand significantly its product development, marketing and customer service staffs. Competition for employees in the Company’s industry is intense. If the Company is unable to attract, assimilate and retain highly qualified employees, management may not be able to effectively manage the business, explore opportunities and respond to competitive challenges. As a result, the Company’s business and financial results would suffer. Many competitors may be able to offer more lucrative compensation packages that include stock options and other stock-based compensation and higher-profile employment opportunities.

INABILITY TO COMPETE SUCCESSFULLY AGAINST COMPANIES OFFERING SIMILAR FUNCTIONS. A large number of companies compete with us for customers, electronic commerce transactions and other sources of on-line revenue. We face significant competition in the markets in which we offer our products from competitors that also offer high quality products. In addition, management expects that new competitors will attempt to enter the market and that existing competitors will improve the performance of their current products or introduce new products or new technologies that provide improved performance characteristics. New product introductions by our competitors could cause a significant decline in sales or loss of market acceptance of our existing products and future products. The number of companies offering B2B e-commerce services is large and increasing at a rapid rate. The Company believes that competition for B2B e-commerce products and services will continue to increase as the Internet develops as a communication and commercial medium. Although the Company believes its products and marketing strategy are unique, the Company directly and indirectly competes for customers with numerous Internet and non-Internet businesses, including traditional Value Added Networks (Sterling Commerce, Inovis, IBM, GXS, Easylink, etc.); Internet VANs (Internet Commerce Corporation, SPS Commerce, etc.); and web-based B2B e-commerce companies (EB2B Inc., SPS, Inovis, GXS, etc.). Most of our competitors are well established, better known, and significantly larger, with substantially greater technical, marketing, and financial resources than we have. The greater resources of many of our competitors may permit them to respond more rapidly than we can to changes in technology. As a result, many of the products and services we offer are developed and offered by other companies in the industry.

Many of these potential competitors are likely to enjoy substantial competitive advantages compared to the Company, including the ability to offer a wider array of products and services, larger production and technical staffs, greater name recognition, larger marketing budgets and resources, larger customer and user bases and substantially greater financial, technical and other resources.

Our ability to compete in the market will depend upon a number of factors including the success of our marketing efforts and our continued ability to secure and maintain ongoing relationships with companies in the industries we serve. We expect to compete based upon the quality, reliability, flexibility and the ease of use of our products. We also expect to compete on value relative to the features our products offer.

To be competitive, the Company must respond promptly and effectively to the challenges of technological change, evolving standards, and competitors’ innovations by continuing to enhance its products and services and to expand its sales and marketing channels. Increased competition could result in loss of market share, reduced prices or reduced margins, any of which could adversely affect the Company’s business. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services.

GOVERNMENT REGULATION COULD ADVERSELY AFFECT THE COMPANY. The Company is subject to government regulation. Laws and regulations have been or may be adopted with respect to the Internet or other on-line services covering issues such as user liability and privacy, copyright protection, and distribution.

The applicability to the Internet of existing laws in various jurisdictions governing issues is uncertain and may take years to resolve. Demand for the Company’s products’ features and services may be affected by additional regulation of the Internet. Federal, State, or governments of foreign countries may attempt to regulate the Company’s transmissions, levy sales or other taxes relating to the Company’s activities or impose other restrictions on the Company’s services. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. In addition, the growth and development of the market for B2B e-commerce may prompt the adoption of more stringent laws, both in the United States and abroad, that impose additional burdens on companies conducting business over the Internet. The requirement that the Company comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, may decrease the demand for the Company’s services, increase the cost of doing business or otherwise have a material adverse effect on the Company’s business, results of operations and financial condition.

INTERNET CAPACITY CONSTRAINTS MAY INHIBIT THE COMPANY’S SUCCESS. The Company’s success depends, in large part, on Internet access and the ability of the Internet to accommodate rapidly increasing traffic. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure (e.g., reliable network backbone), timely development of complementary technologies, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation. If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it.

RISKS RELATED TO SYSTEMS OPERATION. The Company relies on the Internet and, accordingly, depends upon the continuous, reliable and secure operation of Internet servers and related hardware and software. Recently, several large Internet commerce companies have suffered highly publicized system failures that resulted in adverse reactions to their stock prices, significant negative publicity and, in certain instances, litigation. Although agreements are in place to host the Company’s systems and provide bandwidth with suitable precautions in place to prevent system failures and outages, it is likely that the Company will also suffer service outages from time to time. To the extent that the Company’s service is interrupted, its users will be inconvenienced and the Company’s reputation may be diminished. Some of these outcomes could directly result in a reduction in the Company’s stock price, significant negative publicity, a reduction in revenues, a loss of customers and a potential for litigation. Although the Company anticipates that its computer and communications hardware will be protected through physical and software safeguards, they will still be vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and other similar events. The Company does not currently have full redundancy for all of the Company’s computer and telecommunications facilities in separate geographic locations to counter an area-wide catastrophe where the Company does business. A catastrophic event could have a significant negative effect on the Company’s business, results of operations, and financial condition.

The Company also depends upon third parties to provide potential users with web browsers and Internet and on-line services necessary for access to the Company’s services. It is possible that users will experience difficulties with the Internet and other on-line services due to system failures, including failures unrelated to the Company’s systems. Any sustained disruption in Internet access provided by third parties could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company also retains confidential customer information in the Company’s database. It is, therefore, critical that the Company’s facilities and infrastructure remain secure and that the facilities and infrastructure are perceived by customers to be secure. Despite the implementation of measures in the Internet industry, the Company’s infrastructure is potentially vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage the Company’s reputation or result in liability.

THE COMPANY’S PLATFORM INFRASTRUCTURE AND ITS SCALABILITY ARE NOT PROVEN. If the Company’s Internet-based products are used by an increasing number of users, the network infrastructure would need to be expanded from time to time. In addition, the Company will need to accommodate changing customer requirements. The Company may not be able to accurately project the rate or timing of increases, if any, in the use of its systems or to expand and upgrade the systems and infrastructure to accommodate such changes on a timely basis, at a commercially reasonable cost, or at all. The systems may not accommodate increased use while maintaining acceptable overall performance.

POTENTIAL LIABILITY IF CONFIDENTIAL INFORMATION IS DISCLOSED INAPPROPRIATELY. Claims for unlawful disclosure of confidential information have been brought, sometimes successfully, against on-line service providers in the past. Any such liability will have a material adverse effect on the Company’s reputation, business, results of operations and financial condition.

DEPENDENCY ON INTELLECTUAL PROPERTY RIGHTS. The Company’s intellectual property is important to its business. The Company relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its intellectual property. The Company’s efforts to protect its intellectual property may not be adequate. Competitors may independently develop similar technology or duplicate the Company’s products or services. Unauthorized parties may infringe upon or misappropriate the Company’s products, services or proprietary information. In addition, the laws of some foreign countries do not protect proprietary rights as well as the laws of the United States, and the global nature of the Internet makes it difficult to control the ultimate destination of its products and services. In the future, litigation may be necessary to enforce the Company’s intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly. It may even be cost prohibitive, and there is always a risk that the Company will not prevail if a suit is filed. The Company could be subject to intellectual property infringement claims as the number of competitors grows and the content and functionality of its services overlaps with competitive offerings.

Defending against these claims, even if not meritorious, could be expensive and divert the Company’s attention from its operations. If the Company becomes liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial damage award and forced to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing technology. The Company may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. The Company also intends to rely on a variety of technologies that it will license from third parties, including any product development, database, and Internet server software that will be used to operate its products and services. These third-party licenses may not be available to the Company on commercially reasonable terms. If the Company were deprived of the right to use software incorporated in its products for any reason, or if the tools utilized in the development of its products were discontinued or the capabilities contained in future releases were not up to the standards set by the Company, there could be a serious disruption to the business.

THE COMPANY MAY NOT ACHIEVE SUFFICIENT AND SUSTAINED LEVELS OF PROFITABILITY. The sustained profit potential of the Company’s business model is unproven. The Company’s revenue is dependent on the number of customers who subscribe to its Internet-based products and services, and the volume of the data, documents or other information those customers send or retrieve utilizing these services. The success of the Company’s products and services and other proposed products and services depend to a large extent on the future of B2B e-commerce using the Internet, which is uncertain. In addition, the Company anticipates increasing its operating expenses, especially in the areas of sales, marketing, product development, and customer service. As a result, the Company may not be able to achieve and/or sustain levels of profitability that are satisfactory to investors and shareholders. If the Company experiences a shortfall in its estimated revenue, it may be unable to adjust spending in a timely manner to achieve desired profits.

INTERNET USAGE STAGNATES OR THE INTERNET’S INFRASTRUCTURE FAILS. If the Internet does not gain increased acceptance for B2B e-commerce, the Company will not grow and profitability will be hampered. Concerns about the security of on-line transactions and the privacy of users may inhibit the growth of the Internet as a means of delivering business documents and data. The Company may need to incur significant expenses and use significant resources to protect against the threat of security breaches or to alleviate problems caused by security breaches. The Company cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop.

DEPENDENCY ON DATA CENTERS, WHICH COULD BE DESTROYED OR DAMAGED. The Company’s Internet-based products are dependent upon the ability to protect computer equipment and the information stored on this equipment against damage that may be caused by fire, power loss, telecommunication or Internet failures, unauthorized intrusion, computer viruses and disabling devices, internal errors and other similar events. The Company currently leases space in a data center located in Dayton, Ohio that provides physical security (24 hour security guards), environment control (humidity and temperature), and electricity (battery operated, backfilled from the Dayton power grid, with six hours of battery backup in the event of a power failure). Additional motor generator services are available within the six hour battery backup timeframe if necessary) and bandwidth (multiple Internet backbone providers with load balancing). The Company also maintains backup systems at its facility in Beavercreek, Ohio located approximately twelve miles from the data center. In the event of a regional catastrophe, the Company may suffer a significant loss to its systems and may be unable to provide services to customers, which would have a substantial effect on the Company.

Depending on future financial position, the Company has plans to lease backup data center space, which is geographically separated from its current data center with procedures to provide for switching to the backup data center in the event of a catastrophic event or system failure.

RISKS RELATED TO OUR COMMON STOCK

THE COMPANY’S OPERATING RESULTS COULD FLUCTUATE, CAUSING ITS STOCK PRICE TO FALL. Due to the volatile nature of “Internet Stocks” and particularly “over the counter” or “bulletin board” stocks, the Company’s stock price could be adversely affected based on fluctuations in its operating results.

THE LACK OF AN ESTABLISHED TRADING MARKET MAY MAKE IT DIFFICULT TO TRANSFER OUR STOCK. The Company’s common stock is traded on the OTC Bulletin Board. Although there is limited trading in the common stock, there is no established trading market. Until there is an established trading market, holders of the common stock may find it difficult to dispose of, or to obtain accurate quotations for the price, of the common stock. See “Description of Securities” and “Market for Common Equity and Related Shareholder Matters.”

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, A PURCHASER IN THE OFFERING WILL ONLY REALIZE AN ECONOMIC GAIN ON HIS OR HER INVESTMENT FROM APPRECIATION, IF ANY, IN THE MARKET PRICE OF THE COMMON STOCK. We have not paid and have no intentions in the foreseeable future to pay any dividends on our common stock. Therefore, an investor in all likelihood will only realize a profit on his investment if the market price of our common stock increases in value.

BECAUSE SHARES OF OUR COMMON STOCK TRADE UNDER $5.00 THE APPLICATION OF THE “PENNY STOCK REGULATION” COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY AFFECT YOUR ABILITY TO RESELL YOUR SHARES. Our securities may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to “penny stock rules” that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the “penny stock rules” require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the “penny stock rules” may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if our securities maintain a market price of $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

THE SELLING SHAREHOLDERS, IF THEY CHOOSE TO SELL PART OR ALL OF THEIR SHARES IN SUFFICIENTLY LARGE VOLUMES IN A RELATIVELY SHORT TIME PERIOD, MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE. Often sales of large blocks of stock can reduce the price of a common stock.

THE COMPANY’S OFFICERS HAVE EFFECTIVE CONTROL OF THE COMPANY AND OTHER STOCKHOLDERS MAY HAVE LITTLE OR NO VOICE IN CORPORATE MANAGEMENT. The President beneficially owns 58.6% of the outstanding shares of common stock. As a result, the President effectively controls the election of directors and matters requiring approval by the Company’s shareholders. Thus, he may be able to prevent corporate transactions such as future mergers, which might be favorable from the Company’s standpoint or the standpoint of the other shareholders.

QUARTERLY, SEASONAL AND OTHER FLUCTUATIONS IN OUR BUSINESS AND OPERATING RESULTS MAY DEPRESS THE TRADING PRICE OF OUR COMMON STOCK. Our operating results have fluctuated widely in the past, and we expect that these results will fluctuate in the future due to do a number of factors. We do not control several of these factors. These factors include the following (as well as other factors described in other Risk Factors):

•	Changes in general economic conditions

•	Changes in specific economic conditions prevailing in our industry and in other technology industries

•	Our ability to obtain new customers

•	The impact of accounting for non-cash interest expense

As a result of the factors discussed herein as well as others, we believe that period-to-period comparisons of our historical results of operations are not necessarily good predictors of indications of our future performance. If our future operating results are below the expectations of investors or any stock market securities analysts who may follow our stock, our stock price may decline.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding the expectations of future operations within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” or “continue” or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within the Company’s control. These factors include, but are not limited to, economic conditions generally and in the industries in which the Company may participate, competition within chosen industry, including competition from much larger competitors, technological advances, and the failure to successfully develop business relationships. In light of these risks and uncertainties, you are cautioned not to place undue reliance on these forward looking statements. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements.

We believe that the assumptions and expectations reflected in the above stated forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under “Risk Factors” and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

USE OF PROCEEDS

The net proceeds to the Company from the exercise of the warrants by the selling security holders are net after deducting the estimated offering expenses of $35,000, which are as follows (all amounts are estimates):

Securities and Exchange Commission filing fee	$1,000
National Association of Securities Dealers, Inc filing fee	1,000
Printing costs	2,000
Blue Sky fees and expenses	2,000
Legal fees and expenses	14,000
Accounting fees and expenses	12,000
Miscellaneous	3,000

Total	$35,000

Whether we sell any shares of our common stock, the present shareholders of the Company shall pay for all expenses listed above.

The proceeds, net of expenses, are intended to be utilized substantially as follows:

Application of proceeds	Approximate Amount
Expansion of sales and marketing efforts	$400,000
Escalation of development of existing and new products	350,000
Computer equipment	110,000
Working capital	250,850
Software	100,000

Total	$1,210,850

These proceeds are intended to be utilized substantially for working capital and general corporate purposes as well as the costs and expenses associated with development of new products and enhancement of existing products. As management retains sole discretion as to the use of proceeds, such use of proceeds will not vary substantially unless management (i) determines that the proceeds would better serve the company’s interests by acquiring a complementary business in lieu of developing one itself; and (ii) management is presented with the opportunity to acquire such a business. Management reserves the right to use the proceeds for such a purpose. In the event that management alters its use of proceeds as a result of the aforementioned, we would reduce the proceeds for each category in the above table as appropriate in the circumstances. A complementary business would be a business engaged in Internet-based business-to-business commerce or a related technology based company. We have not entered into any negotiations, preliminary or otherwise, to acquire a complementary business and thus have no indication as to the form or structure such transaction would entail. If the proceeds are less than indicated above, we will apply any proceeds approximately in the same percentage breakdown as indicated above giving no necessary priority to any one particular category.

DETERMINATION OF OFFERING PRICE

The offering price is determined as follows:

	Proceeds to Company
Exercise of outstanding Warrants related to the 15% Convertible Subordinated Notes for 750,000 shares of common stock @ $1.205 per share	$903,750	(A)
Exercise of outstanding Warrants related to the 10% Convertible Subordinated Notes for 250,000 shares of common stock @ $1.25 per share	312,500	(B)
Exercise of Warrants issued in exchange for services performed for up to 20,000 shares of common stock at $1.48 per share	29,600	(C)
Conversion of 15% Convertible Subordinated Notes into 356,641 shares of common stock at $1.06 per common share	—	(A)
Conversion of 10% Convertible Subordinated Notes into 227,274 shares of common stock at $1.10 per common share	—	(B)

(A)	In 2001 the Company issued seven 15% Convertible Subordinated Notes in the aggregate principal amount of $525,000. One Note for $50,000 was paid in January 2004; three Notes in the aggregate principal amount of $120,000 were paid in 2003; three Notes in the aggregate principal amount of $355,000 were converted into 334,906 shares of the Company’s common stock in November and December 2003 at $1.06 per common share; in addition, the accrued interest at December 5, 2003 on the $50,000 Note that was paid in full in January 2004 was converted into 21,735 shares of the Company’s common stock. The former Note holders have warrants whereby they can acquire 750,000 shares of the Company’s common stock at a price of $1.205 per common share. The warrants expire on several dates in 2005, except for 75,000 warrants that expire on December 5, 2006. The Company will realize up to $903,750, depending upon whether and the extent that the former Note holders exercise their warrants.

(B)

In 2002 the Company issued six 10% Convertible Subordinated Notes in the aggregate principal amount of $250,000. The Notes were converted into 227,274 shares of the Company’s common stock in December 2003 at $1.10 per common share. The former Note holders have warrants whereby they can acquire up to

250,000 shares of the Company’s common stock at a price of $1.25 per common share. The warrants expire on September 27, 2005. The Company will realize up to $312,500, depending upon whether and the extent that the former Note holders exercise their warrants.

(C)	In 2001 the Company issued warrants to an unrelated third party for the purchase of 20,000 shares of the Company’s stock at $1.48 per share, exercisable through June 25, 2006. The Company will realize up to $29,600 if these warrants are exercised.

The Company expects to issue up to 1,603,915 common shares, consisting of 583,915 shares issued upon conversion of the Convertible Subordinated Notes and 1,020,000 upon exercise of all the warrants. The total proceeds to the Company assuming the full exercise of all warrants is $1,245,850 (the proceeds net of $35,000 estimated offering expenses are $1,210,850); consisting of $903,750 from the full exercise of the warrants related to the 15% Convertible Subordinated Notes; $312,500 from the full exercise of the warrants related to the 10% Convertible Subordinated Notes; and $29,600 resulting from the exercise by the unrelated third party of 20,000 warrants.

DILUTION

The following summarizes the dilution of ownership of the current shareholders assuming the sale of all shares to be registered:

	# shares	Percentage ownership
		Before offering	After offering
Shares currently owned by shareholders other than selling security holders	5,561,782	98.25%	76.56%
Shares currently owned by selling security holders	99,220	1.75	1.36

Total shares owned before conversion	5,661,002	100.00	77.92%

Shares to be registered:
Issued upon conversion of Convertible Subordinated Notes and accrued interest	583,915		8.04

Total shares currently owned At April 16, 2004	6,244,917		85.96
Shares to be issued upon future Exercise of warrants	1,020,000		14.04

Total shares to be outstanding	7,264,917		100.00%

DIVIDEND POLICY

The Company does not intend to pay dividends on our common stock. Management plans to retain any earnings in the foreseeable future in the development and expansion of the Company’s business. Management can give no assurance that any dividends on the common stock will ever be paid.

CAPITALIZATION

The following sets forth the capitalization of the Company as of December 31, 2003, and the adjusted capitalization assuming the sale of the common stock offered in this offering as if it occurred on December 31, 2003. This information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

	December 31, 2003
	Actual	As Adjusted
Current liabilities	$329,935	329,935
Long-term liabilities	156,000	156,000

Total liabilities	485,935	485,935

Shareholders’ equity
Common stock, $0.01 par value; 20,000,000 shares authorized; 6,244,917 issued and outstanding at December 31, 2003; 7,264,917 issued and outstanding at December 31, 2003 as adjusted for sale of shares in this offering	6,245	7,265
Paid-in Capital	1,491,427	2,712,495
Accumulated deficit	(618,312)	(618,312)

Total shareholders’ equity	879,360	2,101,448

Total liabilities and shareholders’ equity	$1,365,295	2,587,383

SELLING SECURITY HOLDERS

We are registering for offer and sale 1,603,915 shares of the Company’s common stock held by certain selling security holders. The conversion by some of the selling security holders of certain 15% Convertible Subordinate Notes and certain 10% Convertible Subordinated notes into common shares comprise 583,915 of those shares. Common shares underlying warrants that were issued to the selling security holders in connection with the 15% Convertible Subordinated Notes and 10% Convertible Subordinated Notes comprise 1,000,000 of those shares. Common shares underlying warrants that were issued to a selling security holder in exchange for investor relations services comprise the remaining 20,000 shares. The selling security holders may offer their shares for sale on a continuous basis pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission which Rules pertain to delayed and continuous offerings and sales of securities. In regard to the selling security holders’ shares offered under Rule 415, we have committed to keep this prospectus current during any period in which offers or sales are made. See “Risk Factors” on page 8 for discussion of factors inherent in and affecting the company’s business and this offering. The 583,915 common shares received by the former Note holders upon conversion of their Convertible Subordinated Notes will become tradable immediately after the effective date of the registration statement of which this prospectus is a part, subject to the provisions of Regulation M of the Securities and Exchange Commission. The 1,020,000 common shares that may be issued upon exercise of the warrants, that expire on various dates through December 5, 2006, will be immediately tradable upon exercise of the warrants, subject to the provisions of Regulation M of the Securities and Exchange Commission.

The following is a description of the unregistered securities that are convertible or exchangeable into equity securities, or are warrants representing equity securities, including the terms of conversion or exercise of the securities.

Former Holders of 15% Convertible Subordinated Notes

On March 24, 2001, the Company authorized the issuance of $200,000 and on September 27, 2001 authorized the issuance of an additional $325,000 (for a total of $525,000) of 15% Convertible Subordinated Notes that are convertible, at the Note holder’s sole discretion, at maturity in the principal amount plus any accrued interest into the Company’s common stock at a price of $1.06 per common share. In addition to the 15% Convertible Subordinated Notes, all of the Note holders except two were issued a warrant to acquire common shares of the Company, at a price of $1.205 per common share, determined by multiplying the principal amount of each Convertible Subordinated Note by 1.5. This offering was made to a limited group of investors pursuant to Rule 506 and Section 4(2) of the Securities Act. No fees were paid to an underwriter.

On March 24, 2001, the Company received $50,000 in cash from James D. Rike in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on March 19, 2002; the maturity date was subsequently extended to December 5, 2004. On December 5, 2003 James D. Rike was issued a warrant granting him the right to acquire 75,000 shares of the Company’s common stock at a price of $1.205 per share until December 5, 2006. Also on December 5, 2003 Mr. Rike converted the accrued interest under his Note at that date in the amount of $23,040 into 21,735 common shares of the Company’s stock at $1.06 pursuant to the Convertible Subordinated Note Agreement. On January 31, 2004 the Company paid the principal and interest totaling $51,167 to Mr. Rike in full payment of the Note.

On June 22, 2001, the Company received a total of $25,000 in cash from two individuals in exchange for two 15% Convertible Subordinated Notes. The Notes originally were to mature on June 22, 2002; the maturity dates were later extended to June 22, 2003. No warrants were issued to the holders of these two Notes. The Company paid the Note holders the principal and interest totaling $33,063 in 2003 to repay the Notes in full.

On September 25, 2001, the Company received $30,000 in cash from Halter Financial Group, Inc. in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on September 25, 2002; the maturity date was subsequently extended to January 5, 2004. The Company’s majority shareholder personally guaranteed this Note. Concurrently with the issuance of the Note, Halter Financial Group, Inc. was issued a warrant granting it the right to acquire 45,000 shares of the Company’s common stock at a price of $1.205 per share until September 25, 2004 (subsequently extended to September 25, 2005). On December 23, 2003 Halter Financial Group, Inc. converted the principal amount of its Note into 28,302 shares of the Company’s common stock. The Company in 2003 paid in cash to Halter Financial Group, Inc. $10,813, representing all accrued interest on the Note through the date of conversion.

On September 27, 2001, the Company received $250,000 in cash from The Pinnacle Fund, L.P. in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on September 27, 2002; the maturity date was subsequently extended to January 5, 2004. The Company’s majority shareholder personally guaranteed this Note. Concurrent with the issuance of the Note, The Pinnacle Fund, L.P. was issued a warrant granting it the right to acquire 375,000 shares of the Company’s common stock at a price of $1.205 per share until September 27, 2004 (subsequently extended to September 27, 2005). On November 14, 2003 The Pinnacle Fund, L.P. converted the principal amount of its Note into 235,849 shares of the Company’s common stock. The Company in 2003 paid to The Pinnacle Fund, L.P. $85,813 in cash, representing all accrued interest on the Note through the date of conversion.

On October 7, 2001, the Company received $75,000 in cash from Gary C. Evans in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on October 7, 2002; the maturity date was subsequently extended to January 5, 2004. The Company’s majority shareholder personally guaranteed this Note. Concurrently with the issuance of the Note, Gary C. Evans was issued a warrant granting him the right to acquire 112,500 shares of the Company’s common stock at a price of $1.205 per share until October 7, 2004 (subsequently extended to October 7, 2005). On December 29, 2003 Gary C. Evans converted the principal amount of his Note into 70,775 shares of the Company’s common stock. The Company in 2003 paid to Gary C. Evans $26,781 in cash, representing all accrued interest on the Note through the date of conversion.

On December 13, 2001, the Company received $95,000 in cash from John S. Lemak in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on December 13, 2002; the maturity date was subsequently extended to December 13, 2003. The Company’s majority shareholder personally guaranteed this Note. John S. Lemak was issued a warrant granting him the right to acquire 142,500 shares of the Company’s common stock at a price of $1.205 per share until December 13, 2004 (subsequently extended to December 13, 2005). On December 29, 2003 the Company paid the principal and interest totaling $126,5238 in cash to Mr. Lemak in full payment of the Note.

Former Holders of 10% Convertible Subordinated Notes

On July 9, 2002, the Company received $250,000 in cash from the following note holders in exchange for 10% Convertible Subordinated Notes:

Note holder	Amount
Covenant Investments, L.P.	$50,000
Blair Baker	50,000
Scott Brock	25,000
Rene Larrave	50,000
Charter Private Equity, L.P.	25,000
Barwell Partners, Ltd.	50,000

Total	$250,000

The 10% Convertible Subordinated Notes were convertible at maturity in the principal amount plus any accrued interest into the Company’s common stock at a price of $1.10 per common share. All of the holders of the Notes were issued a warrant to acquire common shares of the Company, at a price of $1.25 per common share, determined by multiplying the principal amount of each Convertible Subordinated Note by 1.0. Those warrants have an expiration date of September 27, 2005. The Notes were to originally mature on September 27, 2003; the maturity date was extended to January 5, 2004. The Company’s majority shareholder personally guaranteed the Notes.

These Notes were offered to the above investors pursuant to Rule 506 and Section 4(2) of the Securities Act. No fees were paid to an underwriter.

In December, 2003 all the above 10% Note holders converted the principal amounts of their Notes into a total of 227,274 shares of the Company’s common stock at $1.10 per common share. The Company in 2003 paid to the Note holders the aggregate amount of $37,766 in cash, representing all accrued interest on the Notes through the dates of conversion.

Holder of Warrants issued in exchange for services

On June 25, 2001, the Company issued a warrant to CTC, Inc., a firm specializing in investor relations counseling, granting it the right at any time from June 25, 2002 through June 25, 2006 to acquire 20,000 shares of the Company’s common stock at a price of $1.48 per share. The Company issued the warrant and paid $10,500 cash to CTC, Inc. as total compensation for its execution of an investor and public relations program over approximately a seven-month period.

All the warrants that were issued as described above and that can be converted into a total of 1,020,000 shares of the Company’s common stock are outstanding as of April 9, 2004; none have been exercised.

Summary

The following table sets forth certain ownership and registration information regarding the shares held by each person who is a selling security holder as of April 16, 2004. This information is based upon information provided to Advant-e Corporation by the named selling security holder or by the Company’s transfer agent. Because the selling security holders may sell all, some, or none of their respective shares of common stock, no definitive estimate as to the number of shares that will be held by the selling security holders after this offering can be provided. Selling security holders may include the security holders listed below and their transferees, pledges, donees or their successors. All of the selling security shareholders described above and listed below have a material relationship with the Company in their capacities as former holders of the Convertible Subordinated Notes, holders of shares issued upon the conversion of those Notes, and holders of warrants for shares of the Company’s common stock. None of the selling security holders held any position or office with the Company during the last three years and had no other material relationship with the Company in the past three years.

		Shares Offered in Prospectus			Shares Owned Before Offering	Shares Owned After Offering Notes (1) and (2)
		Note Conversion	Warrant	Total		Number	Percent
Name of Selling Security Holder

Former holders of 15% notes
James D. Rike	(7)	21,735	75,000	96,735	—	96,735	1.33
The Pinnacle Fund L.P.	(3)	235,849	375,000	610,849	—	610,849	8.41
Gary C. Evans	(7)	70,755	112,500	183,255	23,585	206,840	2.85
Halter Financial Group Inc.	(3)	28,302	45,000	73,302	75,635	148,937	2.05
John S. Lemak	(4)	—	142,500	142,500	—	142,500	1.96
Former holders of 10% notes

Covenant Investments L.P.	(3)	45,455	50,000	95,455	—	95,455	1.31
Blair Baker	(7)	45,455	50,000	95,455	—	95,455	1.31
Scott Brock	(7)	22,727	25,000	47,727	—	47,727
Rene Larrave	(7)	45,455	50,000	95,455	—	95,455	1.31
Ray Washburne	(7)	20,454	22,500	42,954	—	42,954
Richard S. Neely	(7)	2,273	2,500	4,773	—	4,773
Barwell Partners, Ltd.	(5)	45,455	50,000	95,455	—	95,455	1.31
Recipient of warrants in exchange for services

CTC, Inc.	(6)		20,000		—	20,000

		583,915	1,020,000	1,603,915	99,220

1)	Assumes the sale of none of the shares offered by the selling security holders.

2)	Includes only percentage holdings if 1% or greater. Percentages are based on 7,264,917 shares—6,244,917 currently outstanding common shares plus 1,020,000 common shares represented by outstanding warrants for the issuance of additional shares of the Company’s common stock.

3)	The Pinnacle Fund L.P., Halter Financial Group, Inc., and Covenant Investments L.P. are Securities and Exchange Commission reporting companies. The Pinnacle Fund, L.P., Halter Financial Group, Inc., and Covenant Investments L.P. have informed the Company that these three entities are not registered broker-dealers or affiliates of registered broker-dealers.

4)	John S. Lemak is affiliated with a registered broker-dealer, Williams Financial Group, Inc. John S. Lemak purchased his shares in the ordinary course of his personal business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of purchase.

5)	S. Curtis Welwood, Jr. is the natural person who has voting and/or investment control over Barwell Partners, Ltd., a non-reporting company with the Securities and Exchange Commission. Barwell Partners, Ltd. has informed the Company that this entity is not a registered broker-dealer or affiliate of a registered broker-dealer.

6)	William Roberts and Kathleen Roberts are the natural persons who have voting and/or investment control over CTC, Inc., a non-reporting company with the Securities and Exchange Commission. CTC, Inc. has informed the Company that this entity is not a registered broker-dealer or affiliate of a registered broker-dealer.

7)	James D. Rike, Gary C. Evans, Blair Baker, Scott Brock, Rene Larrave, Ray Washburne, and Richard S. Neely have each indicated that neither he nor any person with voting or investment control of his shares (if any)is a registered broker-dealer or an affiliate of a registered broker-dealer

PLAN OF DISTRIBUTION

Sale of the selling security holder shares

In this section of the prospectus, the term “selling security holder” means and includes: (1) the persons identified in the tables above as the selling security holders and (2) any of their donees, pledges, distributes, transferees or other successors in interest who may (a) receive any of the common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The common stock offered by this prospectus may be sold from time to time to directly by the selling security holders. Alternatively, the selling security holders may from time to time offer those shares through underwriters, brokers, dealers, agents or other intermediaries. The Company is unaware if any of the selling security holders, as of the date of this prospectus, had entered into any underwriting or distribution arrangements with respect to the common stock offered hereby. The distribution of the common stock by the selling security holders may be effected in one or more transactions that may take place on the OTC Bulletin Board (including one or more block transactions) through customary brokerage channels, either through brokers acting as agents for the selling security holders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTC Bulletin Board; in privately- negotiated sales; by a combination of these methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of the common stock.

The selling security holders may enter into hedging transactions with broker- dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling security holder. The selling security holder also may sell shares short and redeliver the shares to close out their short positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares pursuant to this prospectus. None of the selling security holders has any currently open short positions. The Company has advised in writing, by one of two letters, all the selling security holders of the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations, Interpretation A.65. Both these letters are included in this Registration Statement as Exhibit 99.

The selling security holders also may loan or pledge the shares to a broker- dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Company is unaware if any of the selling security holders, as of the date of this prospectus, had entered into any underwriting or distribution arrangements with respect to the common stock offered hereby. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling security holders or their underwriters, brokers, dealers or other agents or other intermediaries that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

At the time a particular offer of common stock is made by or on behalf of a selling security holder, to the extent required under applicable rules of the Securities and Exchange Commission, we will prepare a prospectus supplement setting forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers, agents or other intermediaries, if any, the purchase price paid by any underwriter for securities purchased from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to others, and the proposed selling price to the public.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling security holders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the time of purchases and sales by the selling security holders.

In order to comply with certain state securities laws, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

Consistent with Rule 461(b)(7) the Company has advised all selling security holders in writing, by one of two letters included as Exhibit 99 of this Registration Statement, of the requirements of the Securities and Exchange Commission Regulation M, which generally limits bids and purchases by issuers, selling security holders, and their affiliated purchasers during a restricted period of five days from the date on which the security is priced (the effective date of the registration statement) and generally regulates the market activities of persons with an interest in the outcome of an offering of securities. Each letter sent to a Selling Security Holder included an attachment that explained Regulation M and also included a reference to the web-site where the Selling Security Holder could access the entire text of Regulation M.

All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by us. However, any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the common stock will be borne by the selling security holders.

LEGAL PROCEEDINGS

The Company is currently not subject to any legal proceedings. The Company may from time to time become a party to various legal proceedings arising in the ordinary course of business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Jason K. Wadzinski	39	President/CEO/Director

John F. Sheffs	78	Secretary/Treasurer/ Director

Jason K. Wadzinski founded Edict Systems in 1990 and has held the positions of Chairman, CEO and President since its inception. Since the merger of Edict and Advant-e Corporation, Mr. Wadzinski has served as Chairman, CEO and President of Advant-e. He has over 20 years of experience in Information Technology. He currently leads the Company’s strategic initiatives and product offerings. Since founding the Company, he has led the Company from offering an EDI translation software product to the successful launch of its Internet-based offerings in 1999. Prior to founding the Company, he was an EDI professional with a manufacturer of recreational products sold through the retail industry. Mr. Wadzinski is an Air Force Veteran.

John F. Sheffs has been a Director of Edict Systems, Inc. since 1995. Mr. Sheffs was President/CEO/Director and sole Shareholder of Electro Sales Associates, Inc., a manufacturers’ representative company that sold various electronics products to manufacturing companies located in the eastern half of the United States. Mr. Sheffs’ experience includes a career that spans several decades as a business executive in management and entrepreneurship, with special emphasis and skills in sales and marketing.

No family relationship exists among directors and executive officers.

No legal proceedings occurred during the last five years that are material to an evaluation of the ability or integrity of any director or executive officer.

The Company’s stock is currently not listed on any exchange. The stock is traded on the over-the-counter Bulletin Board. As a result, the Company is not required to have, and does not have, an audit committee.

The Company is currently in the process of writing its Code of Ethics. It is expected to be completed in 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of April 16, 2004, the number and percentage of the outstanding shares of common stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of the Company, (ii) each executive officer, (iii) all current directors and executive officers of the Company as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock.

Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(i)	The following table has been completed for each Director of the Company:

	April 16, 2004			After Full Exercise Of Outstanding Warrants
Name and Address	Common Shares	Options	Percent of Class	Common Shares	Options	Percent of Class
Jason Wadzinski C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	3,658,508	0	58.6	3,658,508	0	50.4

John F. Sheffs C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	311,338	0	5.0	311,338	0	4.3

(ii)	The following table has been completed for each Executive Officer of the Company:

	April 1, 2004			After Full Exercise Of Outstanding Warrants
Name and Address	Common Shares	Options	Percent of Class	Common Shares	Options	Percent of Class
Jason Wadzinski C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	3,658,508	0	58.6	3,658,508	0	50.4

(iii)	The following table has been completed for all Directors and Executive Officers of the Company as a group:

	April 16, 2004			After Full Exercise Of Outstanding Warrants
	Common Shares	Options	Percent of Class	Common Shares	Options	Percent of Class
All Officers and Directors as a Group (2 persons)	3,969,846	0	63.6	3,969,846	0	54.7

(iv)	The following table has been completed for those persons known to the Company as beneficial owners of five percent or more of the Company’s voting common stock:

	April 26, 2004			After Full Exercise of Outstanding Warrants
Name and Address	Common Shares	Options	Percent of Class	Common Shares	Options	Percent of Class
Jason Wadzinski C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	3,658,508	0	58.6	3,658,508	0	50.4

John F. Sheffs C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	311,338	0	5.0	311,338	0	4.3

Sharon Hardin 32 W. National Rd. Englewood OH 45322	311,320	0	5.0	311,320	0	4.3

The Pinnacle Fund, L.P. 4965 Pleasant Park Blvd. Suite 240 Plano, TX 75093	235,849	0	3.8	610,849	0	8.4

Total shares outstanding:
• At April 16, 2004	6,244,917
• After offering				7,264,917

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $.001 per share; with 6,244,917 issued and outstanding April 16, 2004. The holders of the common stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of shareholders is taken. Voting rights are non-cumulative. The holders of shares of the common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available therefore and to share pro-rata in any distribution to shareholders. The Company anticipates that any earnings will be retained for use in the business for the foreseeable future and therefore not distributed as dividends. Upon liquidation, dissolution, or winding up, the holders of the common stock are entitled to receive the net assets held by the Company after distributions to creditors. The holders of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of the common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

In 2001 the Company issued seven 15% Convertible Subordinated Notes for cash in the aggregate principal amount of $525,000. Notes in the aggregate principal amount of $170,000 have been paid in full. Notes in the aggregate principal amount of $355,000 were converted into 334,906 shares of the Company’s common stock in November and December 2003 at $1.06 per common share; in addition, the accrued interest at December 5, 2003 on one of the notes that was subsequently paid in full was converted into 21,735 shares of the Company’s common stock. The former Note holders have warrants whereby they can acquire 750,000 shares of the Company’s common stock at a price of $1.205 per common shares. The warrants expire on several dates in 2005, except for 75,000 warrants that expire on December 5, 2006.

In 2002 the Company issued six 10% Convertible subordinated Notes. The Notes were converted into 227,274 shares of the Company’s common stock in December 2003 at $1.10 per common share. The former Note holders have warrants whereby they can acquire 250,000 shares of the company’s common stock at a price of $1.25 per common share. These warrants expire on September 27, 2005.

In 2001 the Company issued warrants to an unrelated third party for the purchase of 20,000 shares of the Company’s common stock at $1.48 per common share, exercisable through Jun 25, 2006.

No warrants have been exercised through the date of this registration statement.

No preferred stock, debt securities or other securities are being offered or registered.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements at December 31, 2003 and 2002 and for the fiscal years ended December 31, 2003 and 2002 included in this prospectus have been audited by J.D. Cloud & Co. L.L.P., independent certified public accountants, 120 East Fourth Street, Cincinnati, Ohio 45202, for the periods and to the extent as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

The legality of the common stock included in this prospectus will be passed upon for us by Barbara L. Sager Co., L.P.A., Dayton, Ohio but purchasers of our common stock should not rely on Barbara L. Sager Co., L.P.A. with respect to any other matters.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s certificate of incorporation and bylaws contain provisions indemnifying the directors and executive officers against liabilities. In the certificate of incorporation, the Company has eliminated the personal liability of the directors and executive officers to the Company and its shareholders for monetary damages for breach of their fiduciary duty, including acts constituting gross negligence. However, in accordance with Delaware law, a director will not be indemnified for a breach of its duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation or any transaction from which the director derived improper personal benefit.

In addition, the bylaws further provide that the Company may advance to the directors and officers expenses incurred in connection with proceedings against them for which they are entitled to indemnification. The Company has also agreed to indemnify, defend, and hold harmless each of the officers and directors to the fullest extent permissible by law with regard to any and all loss, expense or liability, including payment and advancement of reasonable attorney’s fees, arising out of or relating to claims of any kind, whether actual or threatened, relating in any way to their service to us. The Company plans to memorialize these provisions in written agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No transaction, proposed transaction or series of transactions occurred in the last two years and through the date of this filing directly or indirectly, between the Company and any director or executive officer that exceeded $60,000 during the last two years.

DESCRIPTION OF BUSINESS

General

Advant-e provides, through its wholly-owned and sole operation subsidiary, Edict Systems, Inc., business-to-business electronic commerce products and services focusing primarily on supply chain connectivity. The Company provides high-quality, cost-effective solutions which give the Company’s customers the ability to leverage technology to improve their businesses.

The Company provides software and Internet-based solutions to small and medium sized suppliers (often called “spokes”) of large companies allowing them to satisfy the Electronic Commerce requirements (most often electronic data interchange (EDI) requirements) of their customers. Advant-e provides services to large companies (often called “hubs”) to enable them to maximize their current supply chain Electronic Commerce investments by increasing the number of suppliers who can conduct business with them electronically. The Company provides consultative services for its customers, generally small and medium sized suppliers to large buying organizations wherein it acts as a liaison between the buyers and their suppliers to interface with the buyer on behalf of the Company’s customers.

Advant-e provides these products and services via its wholly owned subsidiary, Edict Systems, Inc. Edict has been a leading provider of Electronic Data Interchange (EDI) and Electronic Commerce products and services since 1990. Our company is comprised of 4 principal business products/services. These are:

•	Web EDI - web-based supply chain solution for the grocery and other industries (GroceryEC.com, RetailEC.com, MfgEC.com, CPGSupplierEC.com, web-edi.com, etc.)

•	EnterpriseEC - Internet-based Electronic Business Transaction Network Services

•	Formula_One - EDI software and Bar Code Label Modules (legacy software products)

•	Value-Added Applications - Internet-based solutions that enhance the value of electronic commerce capabilities

Many small and medium size companies have resisted doing Electronic Commerce and Electronic Data Interchange (EDI) with their business partners due to many factors, but primarily due to high cost and low transaction volume. By leveraging the power of the Internet, our web-based solutions have minimal requirements (access to Internet and a browser), and are cost effective. EDI and other business technologies have proven to be valuable tools to reduce cost, increase accuracy, shorten lead times, insure product availability, and increase customer satisfaction. Edict helps large enterprises by extending the value of existing eBusiness initiatives and by assisting companies with leveraging the Internet to increase trading community participation, management, and visibility. Edict has developed solutions for small companies that allow them to begin doing eBusiness for the first time via web-based solutions, or to integrate data from existing stand-alone solutions into their internal applications to gain the maximum benefits of doing business electronically.

Business History and Organization

Advant-e Corporation (formerly Twilight Products, Ltd.) (“Advant-e” or “Twilight”) was incorporated in the State of Delaware on March 9, 1994. On April 10, 2000, Twilight acquired all of the issued and outstanding shares of Edict Systems, Inc., a company incorporated in September of 1994 and organized under the laws of the State of Ohio, pursuant to terms of an Agreement of Plan of Merger dated April 10, 2000 (the “Merger Agreement”).

Immediately following the Merger, the shareholders of Edict owned approximately 81% of the issued and outstanding common stock of Twilight and the Directors and Officers of Edict became the Directors and Officers of Twilight. Edict Systems, Inc. is a wholly owned subsidiary of Advant-e and is the sole operating entity of Advant-e (Advant-e and Edict collectively referred to as the “Company”).

On April 10, 2000, the Company entered into a stock purchase agreement with Halter Financial Group (“HFG”) and Art Beroff (“Beroff”). This Stock Purchase Agreement was a requirement by Edict to complete the merger with Twilight. Under the terms of the Stock Purchase Agreement, HFG and Beroff, or their designees, purchased 282,829 shares of common stock at approximately $1.06 per share for a total purchase price of $299,821; the last final purchase was made on June 26, 2001.

On September 6, 2000, Advant-e filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name from “Twilight Productions Ltd.” to “Advant-e Corporation”. This amendment was adopted by the written consent of a majority of the shareholders of the Company on August 6, 2000. In connection with its name change, the Company changed its CUSIP number from 901373100 to 00761J107.

On March 24, 2001, the Company authorized the issuance of $200,000, and on September 27, 2001 authorized the issuance of an additional $325,000, and on various dates in 2001 issued in exchange for cash, $525,000 of 15% Convertible Subordinated Notes that are convertible at maturity in the principal amount plus accrued interest into shares of the Company’s common stock at a price of $1.06 per common share. The holders of all except two of these Notes were also issued warrants to acquire common shares of the Company, at a price of $1.205 per common share, determined by multiplying the principal amount of each note by 1.5, for a total of 750,000 shares. Such warrants have expiration dates throughout 2005 and 2006; none have been exercised.

On July 9, 2002 the Company authorized the issuance of, and on the same date issued in exchange for cash, $250,000 of 10% Convertible Subordinated Notes that are convertible in the principal amount plus accrued interest into shares of the Company’s common stock at a price of $1.10 per common share. The holders of the Notes are each issued a warrant to acquire common shares of the Company, at a price of $1.25 per common share, determined by multiplying the principal amount of each Convertible Subordinated Note by 1.0, for a total of 250,000 shares. Such warrants have an expiration date of September 27, 2005; none have been exercised.

In 2003 the following events occurred regarding the issuance of the $775,000 of Convertible Subordinate Notes ($525,000 of 15% Notes and $250,000 of 10% Notes):

•	In June 2003 the Company paid in full $25,000 principal amount of 15% Convertible Subordinated Notes and accrued interest on the Notes in the amount of $8,063.

•	In November 2003 the holder of $250,000 of 15% Convertible Subordinated Notes converted the Note into 235,849 shares of the Company’s common stock at $1.06 per common share. The Company paid in cash before or at the time of conversion all the accrued interest on the Note in the amount of $85,813.

•	In December 2003 the holders of $105,000 of 15% Convertible Subordinated Notes converted their Notes into 99,057 shares of the Company’s common stock at $1.06 per common share. The Company paid in cash before or at the time of conversion all the accrued interest on the Notes in the amount of $37,595.

•	In December 2003 the holders of $250,000 of the 10% Convertible Subordinated Notes converted their Notes into 227,274 shares of the Company’s common stock at $1.10 per common share. The Company paid in cash before or at the time of conversion all the accrued interest on the Notes in the amount of $37,766.

•	In December 2003 the Company paid in full $95,000 principal amount of 15% Convertible Subordinated Notes. The Company paid all accrued interest on the Notes in the amount of $31,528.

•	On December 5, 2003 the holder of the remaining 15% Convertible Subordinated Note outstanding as of December 31, 2003 in the amount of $50,000 converted the accrued interest as of December 5, 2003 on the Note in the amount of $23,040 into 21,735 shares of the Company’s common stock at $1.06 per common share and was issued a warrant that expires on December 6, 2006 to purchase 75,000 shares of the Company’s common stock at $1.205 per common share. The warrant contains the same terms and is equivalent to the warrants issued to the other 15% Convertible Subordinated Note holders.

On January 30, 2004 the Company paid in full the $50,000 principal amount and remaining accrued interest in the amount of $1,167 on the 15% Convertible Subordinated Note that was outstanding as of December 31, 2003. As a result, the entire issuance of 15% and 10% Convertible Subordinated Notes in the aggregate principal amount of $775,000 was either paid in full ($170,000) or converted to shares of the Company’s common stock ($605,000) as of January 30, 2004. The Company issued a total of 583,915 shares of its common stock upon conversion of the Convertible Subordinated Notes and related accrued interest.

Overview/Background

The Company, via its wholly-owned subsidiary Edict Systems, Inc. is a provider of business-to-business (“B2B”) electronic commerce (“e-commerce”) products and services, offering comprehensive, standards-based and proprietary solutions for businesses of all sizes. The Company develops, markets, and supports B2B e- commerce software products and provides Internet-based communication and e- commerce data processing services that help businesses process reoccurring transactions required in the electronic procurement of goods and services and other B2B relationships.

The Company’s software products enable businesses to engage in e-commerce with one another by allowing companies to fully integrate e-commerce data into their business infrastructure and operations as well as allowing smaller companies the ability to manually process electronic transactions.

The Company also provides consultative services for its customers, generally small and medium sized suppliers to large buying organizations wherein it acts as a liaison between the buyers and their suppliers to interface with the buyer on behalf of the Company’s customers. Customers consist of businesses across a number of industries throughout the United States and Canada.

Advant-e specializes in horizontal transaction services via EnterpriseEC(R), an Internet-based Electronic Business Transaction Network and Trading Community Management Platform, and web-based EDI and Electronic Commerce solutions for small and medium size companies. The Company markets its web-EDI solutions within specific vertical industries with branded Vertical Industry Portals including www.GroceryEC.com, www.RetailEC.com, www.CPGSupplier.com, www.LogisticsEC.com, and www.MfgEC.com. In addition to Internet and web-based e-commerce solutions, Edict also provides e-commerce integration and bar coding applications via its FORMULA_ONE(R) translation software and Bar Code Label Modules as well as software solutions provided by the Company’s business partners.

The following is a description of the Company’s four principal business products/services:

1. Web-based Electronic Commerce/Electronic Data Interchange (web-EDI) document processing systems and branded vertical industry portals such as GroceryEC.com, RetailEC.com, CPGSupplier.com, MfgEC.com, and LogisticsEC.com, etc. GroceryEC.com is the Company’s first vertical industry business-to- business web-based e-commerce portal and accounts for most of the Company’s revenues. GroceryEC.com is a web-based system for allowing manufacturers and brokers in the grocery industry to conduct electronic commerce with grocery retailers. GroceryEC.com allows its subscribers to send and receive electronic purchase orders, invoices, price changes, item information, promotional contracts, advance ship notices, and other documents via a web-based service. The grocery retailing industry has changed dramatically due to technological advances with EDI making many of these changes feasible. The strength of the Company’s business model is that the party that has a large influence on the buying decision, the major grocery retailers (“hubs”), is not the party that pays for the service; the suppliers (“spokes”) who use GroceryEC.com pay for it. The large retailers increase the return on their existing EDI e-commerce investment, and smaller and medium-sized suppliers gain efficiencies at a very reasonable cost. At April 1, 2004, GroceryEC.com supported more than 120 retailers and had approximately 2,600 production customers generating transaction revenues. Several other vertical industry portals are in limited use (RetailEC.com, MfgEC.com, and CPGSupplier.com) and others are planned for future release. In addition to the Internet domain names mentioned, the Company owns FoodServiceEC.com, AutomotiveEC.com, HealthcareEC.com, PetroleumEC.com, HighTechEC.com, EZEC.com, EasyEC.com, DrugStoreEC.com, WebEDI.com and others.

2. Internet-based Business-to-Business Electronic-Commerce Network Services— EnterpriseEC.com. The Company’s Electronic Trading Network (ETN) and trading community management platform, began generating revenue in the third quarter of 2002. An ETN is an Internet-based service that is an alternative to higher-cost traditional Value Added Networks. The Company markets this service to its GroceryEC.com and other web-EDI customers as well as customers of other existing Value Added Networks.

3. Electronic Commerce and Bar Coding Software-FORMULA_ONE EDI software and Bar Code Label Modules. In addition to Internet and web-based e-commerce solutions, the Company also provides electronic commerce integration and bar coding applications via its Formula_One translation software and Bar Code Label Modules. Revenues from these products are steadily declining as the Company continues to emphasize its Internet-based electronic commerce products that have more growth and profit potential. Over the course of 2004, the Company plans on sunsetting a portion of its software business, primarily older DOS-based software. The Company intends on leveraging business partners to provide integration software and services to existing and future software customers as well as providing hosted solution options.

4. Value-Added Applications. Using data stored for other services, the Company intends on providing value-added web-based applications to current and future customers that includes data mining, processing and reporting. These products are currently in the pre-development stage.

For items 1 and 2 above, the Company’s EDI administration, technical support and systems maintenance personnel provide consultative services that enable the Company’s customers (suppliers) and their trading partners (usually buying organizations of large companies or “hubs”) to conduct EDI transactions as requested by the hub by interfacing with the hub on behalf of the Company’s customers to facilitate the establishment of their electronic (EDI) trading partner relationship. Because each hub has established processes in place to migrate a non-EDI supplier to an EDI-enabled supplier, and because these procedures vary among the hubs, the Company acts as a liaison between its customers and the hub to establish this EDI connection. Since most of the Company’s customers are small to medium-sized companies, they recognize that the Company has the resources and expertise to establish this connection for them. This trading partner connection and relationship, once established, is portable to other EDI service providers if the customer chooses to do so.

Time periods of these web-EDI agreements can be cancelled at any time by customers with 30-days prior written notice. EnterpriseEC agreements can be cancelled at any time during the first year with 90-days prior written notice and in subsequent years with 30-days prior written notice.

The Company is currently focusing on increasing subscription fees relating to its web-EDI services and EnterpriseEC.

The Company is continuing its strategy to shift its primary focus from EDI and bar coding software and license fees to Internet-based electronic commerce subscription services.

The Market

Business-to-business e-commerce involves the automation of business processes and transactions through the use of computers and telecommunications to exchange and electronically process commercial information and transactions between businesses. In the 1980’s, the predominant technology for B2B e- commerce was Electronic Data Interchange (“EDI”) which involves the use of industry standards to conduct the exchange of business documents electronically. The transactions were communicated between businesses over private communication networks, known as VANs, which provided security, administration of trading partnerships, auditing, and delivery of electronic transactions. In the 1990’s, the Internet, because of its wider acceptance among businesses, became a viable option for conducting e-commerce instead of using private networks. This development greatly increased the opportunity for more businesses to participate in e-commerce due primarily to a perception of lower cost associated with using the Internet.

The advantages of B2B e-commerce typically include elimination of redundant data entry, a reduction in administration associated with processing paper documents, a reduction in lead-time necessary to process documents, the ability to reduce inventory based on “just in time” philosophies, and increased data accuracy. The use of data standards for e-commerce is important for companies with disparate computer systems to communicate business documents electronically in an effective manner.

As larger companies seek to garner the maximum return on their ability to do e-commerce, many of their smaller trading partners will require applications to manually process and generate electronic documents externally from their business systems until such a time that the volume of e-commerce transactions warrant the necessary investment to integrate the e-commerce data into their legacy systems. These smaller companies utilize PC-based software or web- based “portals” for processing and creating e-commerce documents to support their business partners.

Strategy

The Company plans to become a leading provider of B2B e-commerce software and solutions by providing software products and services to the B2B marketplace for the broadest possible distribution. By focusing on vertical markets within the B2B marketplace along with providing horizontal market solutions, the Company intends to provide solutions to a broad potential customer base.

There are two major components to conducting B2B e-commerce - communications and data processing.

In support of the first major component—communications, the Company has developed its EnterpriseEC service which is an Internet-based e-commerce network providing similar functionality as traditional VANs, but at reduced prices due to using the Internet as a communications infrastructure instead of creating and maintaining a private network. EnterpriseEC can be used by companies that currently have e-commerce software in place, but are using traditional VANs by using secure file transfer protocol (“FTP”), EDI-INT, or any other direct method of transferring data that is acceptable to the customer.

In addition, EnterpriseEC communicates with traditional VANs via Internet connections with several VANs who interconnect with the other established VANs in the marketplace. EnterpriseEC also allows customers to transmit and receive data directly to the Company’s data center using other communications protocols such as asynchronous or bisynchronous, bypassing the Internet altogether. This is provided for those customers that have concerns about the Internet being used for B2B e-commerce due to security or availability concerns.

In support of the second major component of B2B e-commerce - data processing, the Company has developed both PC-based software and web-based solutions. The processing of e-commerce data falls into two general categories - those that are integrating the e-commerce data into their in-house legacy business systems and those that process and generate electronic documents manually (not integrated).

For companies that want to integrate e-commerce data into their in-house legacy business systems, the Company offers its FORMULA_ONE EDI translation software. This software provides connectivity to most private VANs as well as EnterpriseEC. Once data is received into FORMULA_ONE, it can be translated into any customer requested format using reformat programs that are custom developed by the Company with the reformatted data being exported to in-house legacy systems for integration.

In addition to using FORMULA_ONE for integration, EnterpriseEC has the ability to reformat data prior to transmission to the customer for integration purposes using custom developed applications, which are hosted on the EnterpriseEC computer systems.

For companies that want a stand-alone solution which produces readable documents of incoming e-commerce data and generates outgoing e-commerce documents by using data entry screens, the Company has several solutions. In addition to assisting companies with integration, FORMULA_ONE also has stand- alone capabilities whereby incoming data is printed in a readable format and data entry screens are available for generating outgoing documents. In many cases, the outgoing documents are created from incoming data using a “document turnaround” feature within FORMULA_ONE. This feature allows a customer to load an incoming document (such as a purchase order) into a data entry screen for faster generation of an outgoing document (such as an invoice). This “turnaround” feature can be used whenever an outgoing document contains much of the information contained in an associated incoming document.

The Company has also produced a web-based solution for processing e-commerce data in a stand-alone environment (“Web EDI”). By generating readable reports of incoming electronic documents, and utilizing Java applets and/or HTML based entry screens for creating outgoing electronic documents, the Company has created an alternative to traditional e-commerce software and network services. The Company provides these web-based solutions via web-based portals that target specific industry segments.

The Company intends to utilize its many years of experience in the e-commerce industry to market EnterpriseEC horizontally to companies currently doing e- commerce as well as companies that will be conducting e-commerce in the future. Because EnterpriseEC is not industry specific and utilizes both standards-based e-commerce data formats as well as proprietary formats, any company doing e- commerce is a potential customer of EnterpriseEC.

The Company’s GroceryEC Web EDI solution is currently a leading provider of web-based B2B e-commerce in the grocery industry. The Company intends to duplicate the success of GroceryEC in other vertical industries where there is a high concentration of EDI usage among large buyers, but relatively low support from small and medium size suppliers.

The Company has also initiated a Hub and Spoke marketing program whereby large companies that have a need to conduct e-commerce with a broad business partner base can leverage the capabilities of EnterpriseEC and Web EDI at little or no cost to the large company, provided they meet certain criteria. These criteria consist of:

A.	A minimum of 100 potential business partners not currently doing e-commerce with them;

B.	A mandate to these business partners to conduct e-commerce combined with a penalty for non-compliance (such as an assessment or handling fee for processing paper-based documents) or an incentive for compliance (such as better payment terms);

C.	The Hub must provide a list of targeted business partners to the Company;

D.	The Hub must make their business partners aware that EnterpriseEC or its web EDI solutions are available to satisfy the mandate;

E.	Establish a direct connection with EnterpriseEC via the Internet or other communications protocols.

No exclusive endorsement of the Company’s products are necessary by the Hub company to gain the benefits of the Hub and Spoke marketing program.

Management believes that the products and services offered by the Company, combined with the Hub & Spoke marketing program, offer a unique service in the B2B electronic commerce industry by combining the provision of network services to large companies at significantly reduced cost with web-based document processing capabilities for their trading partners which allows the large company to get 100% participation from their potential trading partners. This approach offers an excellent opportunity for Company growth.

Competition

The B2B e-commerce market is highly competitive. Numerous companies supply B2B e-commerce software products, private network services, Internet VAN services, and Web EDI capabilities. Many of the Company’s competitors have significantly greater financial and personnel resources than the Company, due in part either to their revenue and profitability, or their market capitalization. The Company’s competitors range from small companies with limited resources to large companies with substantially greater financial and marketing resources than the Company. The Company believes that existing competitors who compete with the Company in one segment of the market are likely to expand the range of their e-commerce services to include other market segments that the Company has targeted or will target. In addition, the barrier to entry into the Company’s markets is not large so it is likely that new competitors will enter the Company’s markets on an ongoing basis. Also, large telecommunication, media, and software companies may offer services in direct competition to the Company. The Company believes the principal competitive factors in the commercial B2B e-commerce industry include responsiveness to customer needs, efficiency in the delivery of solutions, ease of product use, quality of service, price and value. The Company believes it competes favorably with regard to these factors.

Intellectual and Proprietary Rights

The Company regards portions of its software products and other designs including its web site designs, as proprietary and will attempt to protect them by all available means including trade secret laws, employee and third- party nondisclosure agreements, and built-in software protections.

Although the Company believes that its current technology and designs have been independently developed, there can be no assurance that the technology does not or will not infringe on the rights of others. The Company has no patents or registered copyrights pertaining to its products, and it may be possible for unauthorized third parties to copy certain portions of the Company’s products or to “reverse engineer” or otherwise obtain and use, to the Company’s detriment, information that the Company regards as proprietary. Moreover, the laws of some countries do not offer the same protection to the Company’s proprietary rights as do those of the United States and Canada. There can be no assurance that legal protections relied upon by the Company to protect its proprietary position will be adequate or that the Company’s competitors will not independently develop technologies that are substantially equivalent or superior to those utilized by the Company. It is the intention of the Company to apply for patent protection of any processes or business methods determined to be patentable and in the best interest of the Company to do so.

The Company owns United States trademark rights to “EnterpriseEC” and “FORMULA_ONE”. Other trademarks may be acquired by the Company if and when management determines that it is in the best interest of the Company to do so.

Third Party Technology

The Company incorporates in its products certain software licensed to it by other software developers. These include software components and objects licensed from various vendors. The Company also relies on licensed software development tools, database software, and server software from third party providers for the development and operation of its products.

If the Company was deprived of the right to use software incorporated in its products for any reason, or if the tools utilized in the development of its products were discontinued or the capabilities contained in future releases were not up to the standards set by the Company, there could be serious disruption to its business.

Employees

The Company believes its success depends to a significant extent on its ability to attract, motivate and retain highly skilled vision-oriented management and employees. To this end, the Company intends to focus on incentive programs for its employees and, will endeavor to create a corporate culture which is challenging, rewarding and enhances the employees’ career development. As of April 1, 2004 the Company had a total of 31 employees, 30 full-time employees and 1 part-time employee. Eighteen employees are technical personnel engaged in developing, maintaining or providing technical support for the Company’s products and services, eight employees are marketing and sales personnel, and five are involved in administration and finance.

The Company hired on October 29, 2003 an Executive Vice President. This individual has a long track record of outstanding performance in sales, marketing, and senior level management. This individual will lead the Company’s efforts in sales and marketing, strategic planning, and customer relationship management.

Research and Development

The Company conducts research and development on two levels on a continuing basis. First, the Company continually studies the business processes in the B2B industry, as well as the vertical industries it targets. A pivotal part of the success of the Company’s products is in understanding the exact needs of its customers, and applying that knowledge to its products and services.

Second, core technology research, development, and engineering are conducted on a continual basis. New technologies associated with the Internet and standards for conducting e-commerce (such as extensible markup language or “XML”) and the commercial product development software that support it are continually being researched and incorporated into the Company’s products when deemed necessary.

The Company expended less than $25,000 in 2003 and approximately $25,000 in 2002 for research and development. The Company includes such costs in its prices charged to its customers.

Government Regulation

Based upon its experience and knowledge of the industry, the Company believes that its products comply substantially with applicable regulations in the markets which the Company has targeted, however, there can be no assurances that future regulations or laws will not be adopted that would have an adverse effect on the Company. The Company cannot predict the extent or impact of future legislation or regulation by federal, state or local authorities.

The Company believes that is in full compliance with the applicable rules and regulations of the U. S. Securities and Exchange Commission and is in full compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and its regulations.

Reports to Security Holders

We are currently subject to the reporting requirements of the Securities Exchange Act, and we file periodic reports including annual Form 10-KSB and quarterly form 10-QSB, and other information with the Securities and Exchange Commission (“Commission”). In addition, we will upon request, furnish shareholders with annual reports containing audited financial statements certified by our independent accountants and interim reports containing unaudited financial information as it may be necessary or desirable. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to Advant-e Corporation, Attention: Investor Relations, 2680 Indian Ripple Rd., Dayton,

OH 45440, telephone 937-429-4288. Our web site is http://www.advant-e.com and http://www.edictsystems.com.

For further information with respect to us and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it and to all other reports and information that we have filed with the Commission, which may be inspected and copied at the public reference facilities of the Commission in Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, telephone 1-800-SEC-0330, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov. The Commission maintains on this web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Visitors to the site may access such information by searching the EDGAR database on the SEC’s web site.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

This Form SB-2 Registration Statement contains forward-looking statements, including statements regarding the expectations of future operations. For this purpose, any statements contained in this Form SB-2 Registration Statement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” or “continue” or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within the Company’s control. These factors include, but are not limited to, economic conditions generally and in the industries in which the Company may participate, competition within chosen industry, including competition from much larger competitors, technological advances, and the failure to successfully develop business relationships. In light of these risks and uncertainties, you are cautioned not to place undue reliance on these forward looking statements. The Company acknowledges that the safe harbor contained in the Litigation Reform Act of 1995 is not applicable to the disclosure in this Form SB-2 Registration Statement.

This item should be read in conjunction with the Financial Statements and other items contained elsewhere in this SB-2 Registration Statement.

OVERVIEW

The Company is a provider of business-to-business (“B2B”) electronic commerce (“e-commerce”) products and services, offering EDI-based and proprietary solutions for businesses of all sizes. The Company develops, markets, and supports B2B e-commerce software products and provides Internet-based communication and data processing services that enable businesses to process transactions electronically.

The Company’s software products enable businesses to integrate e-commerce data into their business and enable smaller companies to process electronic transactions.

The Company provides consultative services for its customers, generally small and medium sized suppliers of larger companies, where the Company interfaces between our customers and the buyers to facilitate the EDI connectivity required for document processing.

The following comprise the Company’s four principal business products/services:

•	Web EDI—Internet-based supply chain solution for the grocery and other industries

•	EnterpriseEC—Internet-based Electronic Business Transaction Network Services

•	Formula_One—EDI software and Bar Code Label Module software

•	Value-Added Applications—Internet-based solutions that enhance the value of electronic commerce capabilities

EXECUTIVE SUMMARY

The Company’s improved results of operations in 2003 was the result of expanded market acceptance of the Company’s internet-based subscription services including grocery industry web-EDI and EnterpriseEC, the Company’s continuing cost control and containment program, and favorable income tax treatment in recognizing tax benefits of NOL carryforwards.

The Company in 2003 produced cash flow from operating activities of $454,064, an increase of 129% over 2002. Holders of $605,000 of the Company’s Convertible Subordinated Notes converted those Notes into shares of the Company’s common stock. The Company paid in full $120,000 of additional Notes, plus accrued interest on all the Notes. As a result, the Company reduced its liabilities by $727,418.

The Company’s operating results in the fourth quarter of 2003 showed improvement compared to the fourth quarter of 2002, as indicated in the following table:

	Fourth Quarter 2003	Fourth Quarter 2002
Revenues	$818,641	567,292
Operating Expenses	645,989	763,469

Income (loss) before taxes	172,652	(196,177)
Income taxes (benefit)	(10,184)	(34,876)

Net income (loss)	$182,836	(161,301)

Fourth quarter 2003 revenues increased 44% over fourth quarter 2002, resulting from growth in sales of Internet-based subscription services. The reduced operating expenses resulted from the Company’s cost control and containment program.

REVENUES

Revenues grew by 47% in 2003 compared to 2002. This growth continued in the Company’s Internet-based subscription services, primarily from grocery industry web-EDI, which comprises 84% of total revenues, and from EnterpriseEC, which comprises 7% of total revenues. The following table is a breakdown of 2003 and 2002 revenues by product and percentage growth over 2002:

	Revenues		Growth (Decline)
Internet products and services	2003	2002
Web-EDI — GroceryEC	$2,479,306	1,642,423	51%
Web-EDI — other industries	76,458	25,123	204%
EnterpriseEC	204,436	61,450	233%

	2,760,200	1,728,996	60%
Software and software licenses	182,792	279,393	(35%)

	$2,942,992	2,008,389	47%

Customers in the grocery industry continue to accept GroceryEC as a leading provider of cost effective and operationally efficient EDI document processing solutions, thus enabling small and medium sized companies to fulfill connectivity requirements of grocery companies. We currently support over 120 grocery companies (“hubs”), enabling the suppliers of those 120 hubs to process EDI business documents through GroceryEC upon choosing GroceryEC as their EDI solution. The bulk of our GroceryEC revenues, however, come from about 25 of those grocery company hubs. We intend in 2004 to increase our revenues by maximizing revenues from those hubs that are providing the bulk of our business and by focusing on several other hubs that we determine will offer the greatest opportunity for new business.

Web-EDI revenues from industries other than grocery grew modestly in 2003 from $25,000 in 2002 to $76,000 (204% growth). The technology of our web-EDI solution for the grocery industry is readily transferable to most other industries. We intend to increase our focus on identifying other vertical industries to leverage our Web-EDI technology.

Revenues from EnterpriseEC increased by 236% in 2003, from $61,000 in 2002 to $205,000 in 2003. Pricing pressures and the advent of alternate connectivity options, primarily peer-to-peer connectivity software applications, have adversely affected the market for Internet-based Value Added Network services. EnterpriseEC is an integral part of our Web-EDI solutions and provides trading community management capabilities to our supported hubs. We intend to increase the functionality of EnterpriseEC as a Trading Community Management Platform and by targeting customers who desire value-added services beyond connectivity.

Revenues from software and license fees continued to decline in 2003 as the Company focuses on Internet-based products and services.

OPERATING EXPENSES AND COST CONTROL

Although operating expenses increased in 2003, they decreased substantially in relation to sales, as indicated by the following table:

	2003		2002		Increase (Decrease) Over 2002
	Amount	% of Revenues	Amount	% of Revenues
Total	$2,718,571	92%	2,342,189	117%	376,382

The Company reviewed its salaries and other costs continually throughout 2003. The review included an evaluation of salaries in relation to the marketplace, evaluation of the size and effectiveness of our sales staff and the results of our sales efforts, and a line-by-line critical analysis of all operating expenses. The result was some reorganization within the Company, implementation of a cost control and containment program, and workforce and overhead reductions. The impact of these changes and other variances in operating expenses are detailed in the following table:

Description	Increase (Decrease) Over 2002
Salary increases to key personnel	$144,000
Additional sales and customer service and support persons and incremental sales incentive payments	210,000
Salaries and overhead savings from cost control program	(264,000)
Reductions, compared to 2002, in salaries and benefits capitalized as software development costs	170,000
Costs associated with non-compete agreements	42,000
Lease and other incremental costs of new office space	58,000
Increased direct costs of processing credit card payments	26,000
Non-cash amortization and depreciation	122,000
Non-cash interest for convertible subordinated notes	(132,000)

$376,000

INCOME TAXES BENEFIT

The Company in prior years had recognized deferred tax assets relating to net operating loss carryforwards and to certain other temporary differences related to the Company’s cash basis of accounting for income tax purposes. These tax benefits were recorded at tax rates that the Company expected would be in effect when the net operating loss carryforwards would be realized and the other temporary differences would become recognized for income tax purposes. These rates averaged approximately 21%. In the fourth quarter of 2003, however, the Company determined that the tax rates expected to be in effect when the net operating loss carryforwards are realized and the other temporary differences would become recognized for income tax purposes would approximate 40%. Therefore, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, a 40% tax rate was used to value all deferred tax assets and liabilities. Recording deferred income taxes at the higher 40% tax rate was predicated on the Company’s profitable operating performance for the last half of 2003 and its expected continued profitability in 2004, due in large part to the recurring revenue model of its Internet-based subscription services. The use of the 40% tax rate favorably impacted the Company’s net income in 2003 by $108,574.

LIQUIDITY AND CAPITAL RESOURCES

At the beginning of 2003 the Company had thirteen 10% and 15% Convertible Subordinated Notes outstanding in the aggregate principal amount of $775,000 plus accrued interest. The changes in the Company’s convertible subordinated debt were as follows:

Balance, January 1, 2003	$775,000

Payment in full of three Notes	120,000
Conversion of nine Notes to 562,180 shares of the Company’s common stock	605,000

Total paid or converted to common stock	725,000

Balance, December 31, 2003	$50,000

The Company in 2003 paid all the accrued interest on the Notes that were paid in full and the Notes that were converted to the Company’s common stock.

The holder of the $50,000 Note outstanding at December 31, 2003 converted the accrued interest at December 5, 2003 to 21,735 shares of the Company’s common stock.

On January 30, 2004 the Company paid $51,167 in full payment of the principal and accrued interest on the single Note that was outstanding at December 31, 2003.

The former holders of the Notes hold warrants to purchase 750,000 shares of the Company’s common stock at $1.205 per common share and to purchase 250,000 shares at $1.25 per common share. A total of 925,000 warrants can be exercised through various expiration dates that range from September 25, 2005 through December 13, 2005 and 75,000 warrants can be exercised through December 5, 2006.

As a result of the Company’s profitable operations, cash provided by operating activities, payments of convertible subordinated notes, and conversions of convertible subordinated notes to common stock, the Company’s liabilities decreased and shareholders equity increased, as indicated in the following table:

	December 31		Increase (Decrease)
	2003	2002
Current liabilities	$329,935	1,208,556	(878,621)
Long-term liabilities	156,000	4,797	151,203

Total liabilities	485,935	1,213,353	(727,418)
Shareholders’ equity	879,360	22,633	856,727

Total liabilities and shareholders’ equity	$1,365,295	1,235,986	129,309

Current liabilities consist of accounts payable, accrued expenses, deferred revenue, and Convertible Subordinated and other notes payable. The decrease in 2003 was attributable to the conversion of $605,000 of the Company’s Convertible Subordinated Notes into 584,365 shares of the Company’s common stock, payment in full of $120,000 of those Notes, payment of accrued interest on those Notes and payments of accounts payable. Long-term liabilities consist of deferred income taxes at December 31, 2003 and Bank notes payable less current maturities at December 31, 2002.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The following table sets forth the cost and accumulated amortization of the products comprising the Software Development Costs asset at December 31, 2003:

Product	Cost	Accumulated Amortization	Net
Web EDI(includes GroceryEC)	$428,260	335,420	92,840
Web EDI enhancements	168,376	34,479	133,897
EnterpriseEC	470,661	215,720	254,941

Total	$1,067,297	585,619	481,678

GroceryEC (Web-EDI) is the Company’s largest and primary source of revenue. Sales of EnterpriseEC continued to grow in 2003, more than tripling to

$204,436. Based on our current marketplace analysis and marketing efforts we expect EnterpriseEC product revenues and cash flows to continue to increase.

CRITICAL ACCOUNTING ESTIMATES AND POLICIES

Software Development Costs

The Company capitalizes software development costs and amortizes those costs over a three-year estimated economic life of the software applications. Internet technology can change and does change quickly. As a result, any or all of our products could have an economic life of less than (or more than) three years. In addition, our products could become economically obsolete if we cannot sell the products in the marketplace at a margin that is adequate to produce cash flow. We review quarterly the economic lives of our capitalized products, expected cash flow, and profitability of our products. Capitalized software costs are reported at the lower of unamortized cost or net realizable value.

Debt Discount and Amortization

The Company in 2001 and 2002 issued notes with warrants and beneficial conversion features. The Company used the Black-Scholes method to estimate the value of the warrants and the intrinsic value method to estimate the value of the beneficial conversion features. Those methods in their application require the use of judgment and assumptions regarding volatility, interest rates and other factors. The Company believes that the methods provided reasonable estimates of the values of the warrants and beneficial conversion features. At December 31, 2003 the value of all such warrants and beneficial conversion features had been charged to expense. Interest expense for 2003 and 2002 includes $70,129 and $202,473, respectively, for these non-cash charges.

Deferred Income Taxes

Deferred income taxes are provided to recognize future tax benefits of net operating loss carry forwards, to the extent realization of such benefits is more likely than not. Deferred income taxes are also provided for temporary differences in recognition of assets and liabilities for financial statements and for income tax purposes. The tax rates used are those expected to be in effect when the future tax benefits are realized and when the timing differences reverse. In prior years the Company estimated these rates at an average rate of approximately 21%. In the fourth quarter of 2003, however, the Company determined that the tax rates expected to be in effect would be approximate 40%. Application of this 40% rate resulted in a $108,574 favorable impact on the company’s 2003 net income.

Revenue Recognition for Web-EDI and EnterpriseEC subscription fees

The Company recognizes monthly subscription fees of $25 per month per customer ($45 if the Customer does not pay by credit card) and $5 per month per trading partner the customer connects to (up to 5 partners) upon the completion of one month of services. These fees are non-refundable. The Company recognizes transaction fees (document processing fees) upon completion of the processed transactions; these transactions are billed or charged to a customer’s credit card once per month at the end of a monthly period. These fees are non-refundable and are only billed after services are provided.

The Company recognizes as revenues one-time Account Activation Fees ($100 per new customer), Trading Partner Setup Fees ($50 per partner for web-EDI) and interconnect Setup Fees ($50 per interconnect) after the Company performs consultative work required in order to establish the electronic trading partnership between the customer and their desired trading partner. The Company’s EDI administration, technical support and systems maintenance personnel provide these consultative services that enable the Company’s customers (suppliers) and their trading partners (usually buying organizations of large companies or “hubs”) to conduct EDI transactions as requested by the hub by interfacing with the hub on behalf of the Company’s customers. Because each hub has established processes in place to migrate a non-EDI supplier to an EDI-enabled supplier, and because these procedures vary among the hubs, the Company acts as a liaison between its customers and the hub to establish this EDI connection. Since most of the Company’s customers are small to medium-sized companies, they recognize that the Company has the resources and expertise to establish this connection for them. This trading partner connection and relationship, once established, is portable to other EDI service providers if the customer chooses to do so.

Time periods of these web-EDI agreements can be cancelled at any time by customers with 30-days prior written notice. EnterpriseEC agreements can be cancelled at any time during the first year with 90-days prior written notice and in subsequent years with 30-days prior written notice.

COMMITMENTS

Other than the operating lease commitments as described in Note 11 to the financial statements included elsewhere in this Form 10-KSB, the Company has no additional commitments that are reasonably likely to have a material effect on the Company’s financial condition or operating performance.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board in January 2003 issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIEs expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of FIN 46 are applicable to public companies no later than the first interim period ending after December 15, 2003. The Company has no such variable interest entities covered by the provisions of FIN 46. As a result, FIN 46 has no effect on the Company’s financial position or results of operations.

The Financial Accounting Standards Board in April 2003 issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under FASB Statement No. 133. This statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying instrument relative to Guarantees, and amends certain other existing pronouncements so as to result in more consistent reporting of contracts as either derivatives or hybrid instruments. The statement is effective, generally, for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company has had no transactions that are covered by the provisions of SFAS No. 149. As a result, SFAS No. 149 has no effect on the Company’s financial position or results of operations.

The Financial Accounting Standards Board in May 2003 issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity.” This statement requires that an issuer classify certain defined financial instruments as liabilities, many of which were previously classified as equity or between the liabilities section and the equity section of the statement of financial position. This statement requires classification as liabilities any financial instruments that are issued in the form of shares that are mandatorily redeemable; that embody an obligation to repurchase the issuer’s equity shares; that embody an obligation that issuer must or may settle by issuing a variable number of its equity shares if at inception the monetary value of the obligation is based on either a fixed monetary amount, variations in something other than the fair value of the issuer’s equity shares, or variations inversely related to changes in the fair value of the issuer’s equity shares. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of this Statement and still existing at the beginning of the interim period of adoption. The Company has had no transactions that are covered by the provisions of SFAS No. 150. As a result, SFAS No. 150 has no effect on the Company’s financial position or results of operations.

The Financial Accounting Standards Board in December 2003 issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106 (issued 12/03).” This statement makes no changes to the accounting for pension plans and other postretirement benefit plans as required by SFAS No. 87, No. 86, and No. 106. This statement retains the disclosure requirements of the original SFAS No. 132 and requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company has no defined benefit pension plan or other postretirement benefit plan. As a result, SFAS No. 132 (revised 2003) has no effect on the Company’s financial position or results of operations.

DESCRIPTION OF PROPERTY

The Company presently leases 12,000 square feet of office space as its principal place of business at 2680 Indian Ripple Rd. Dayton, OH 45440. The lease agreement has an initial three-year term that expires on September 30, 2005 and two consecutive three-year renewal periods available at the Company’s option. Monthly rent under the agreement averages $7,299 ($87,588 per year) during the initial three-year term of the lease. The lease rate in the renewal periods, if exercised, will increase by a maximum amount of 5% per year. Lease payments include substantially all maintenance and repairs, and real estate taxes and utilities. The Company has a right of first refusal on 7,000 square feet of adjacent office space.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to May 4, 2000 the Company’s common stock was traded on the OTC Bulletin Board under the symbol “TWIP”. From May 4, 2000 the Company’s stock was traded on the pink sheets until December 13, 2000 when it began trading on the Over the Counter Bulletin Board with the symbol “AVEE”.

The following table sets forth, during the periods indicated, the range of high and low bid prices for the Company’s common stock on the OTC Bulletin Board. Such high and low bid information reflects inter-dealer quotes, without retail mark-up, mark down or commissions and may not represent actual transactions.

FISCAL 2002
Quarter ended:
March 31, 2002	1.400	1.060
June 30, 2002	1.420	1.150
September 30, 2002	1.210	0.950
December 31, 2002	2.510	0.750
FISCAL 2003
Quarter ended:
March 31, 2003	1.450	1.130
June 30, 2003	1.500	1.020
September 30, 2003	2.250	1.300
December 31, 2003	1.750	1.300

As of April 1, 2004 the Company had approximately 318 registered holders of record of common stock. Some of those registered holders are brokers who are holding shares for multiple clients in street names. Accordingly, the Company believes the number of actual shareholders of common stock exceeds the number of registered holders of record.

The Company has never paid any cash or stock dividends. The Company presently intends to reinvest earnings, if any, to fund the development and expansion of the Company and therefore, does not anticipate paying dividends on common stock in the foreseeable future. The declaration of dividends will be at the discretion of the Board of Directors and will depend upon the Company’s earnings, financial position, general economic conditions and other pertinent factors.

No securities are authorized for issuance under equity compensation plans. The Company plans to implement an employee stock option plan at an undetermined future date, subject to the approval of shareholders.

EXECUTIVE COMPENSATION

All compensation for all services rendered for the Company’s executive officers and members of its Board of Directors, for 2003, 2002 and 2001 are as follows:

Name and title	Year	Salary	Board of Directors Fees	Total Compensation
Jason K. Wadzinski President/CEO/Director	2003	$79,092	7,500	86,592
John F. Sheffs Secretary, Treasurer/ Director	2003	—	7,500	7,500
Jason K. Wadzinski President/CEO/Director	2002	62,400	10,000	72,400
John F. Sheffs Secretary, Treasurer/ Director	2002	—	10,000	—
Jason K. Wadzinski President/CEO/Director	2001	62,400	—	62,400

Jason K. Wadzinski is the sole executive officer of the Company. No payments classified as long-term compensation, other annual compensation, or all other compensation were made. The Company has no long-term incentive plans.

Fees to Directors are paid at the discretion of the Board of Directors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the Securities and Exchange Commission (“Commission”). In addition, we will furnish shareholders with annual reports containing audited financial statements certified by our independent accountants and interim reports containing unaudited financial information as it may be necessary of desirable. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to Advant-e Corporation, Attention: Investor Relations, 2680 Indian Ripple Rd., Dayton, OH 45440, telephone 937-429-4288. Our web site is http://www.advant-e.com and http://www.edictsystems.com.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to us and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the Commission in Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, telephone 1-800-SEC-0330, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov. The Commission maintains on this web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Visitors to the site may access such information by searching the EDGAR database on the SEC’s web site.

LEGAL MATTERS

The legality of the common stock included in this prospectus has been passed upon for us by Barbara L. Sager, Co., L.P.A., Dayton, Ohio but purchasers of our common stock should not rely on Barbara L. Sager, Co. with respect to any other matters.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders

Advant-e Corporation and Subsidiary

Dayton, Ohio

We have audited the accompanying consolidated balance sheets of Advant-e Corporation and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advant-e Corporation and Subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ J.D. CLOUD & CO. L.L.P

Certified Public Accountants Cincinnati, Ohio January 29, 2004

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31
	2003	2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$216,448	98,740
Accounts receivable, net	215,895	157,655
Deferred income taxes	266,400	40,600
Prepaid expenses	9,604	46,817

Total current assets	708,347	343,812

SOFTWARE DEVELOPMENT COSTS, net of accumulated amortization of $585,619 at December 31, 2003 and $294,767 at December 31, 2002	481,678	634,956
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $154,977 at December 31, 2003 and $103,460 at December 31, 2002	168,687	171,589
OTHER ASSETS
Deferred income taxes	—	79,046
Deposits	6,583	6,583

	6,583	85,629

Total assets	$1,365,295	1,235,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$72,172	158,320
Accrued interest	833	118,025
Accrued salaries and other expenses	71,034	49,600
Deferred revenue	90,931	93,893
Bank notes payable	4,965	14,097
Convertible subordinated notes payable, net	50,000	729,621
Demand notes payable to shareholder	40,000	45,000

Total current liabilities	329,935	1,208,556

LONG-TERM LIABILITIES
Deferred income taxes	156,000	—
Bank notes payable, less current maturities	—	4,797

Total long-term liabilities	156,000	4,797

Total liabilities	485,935	1,213,353

SHAREHOLDERS’ EQUITY
Common stock, $.001 par value; 20,000,000 shares authorized; 6,244,917 outstanding at December 31, 2003 and 5,661,002 outstanding at December 31, 2002	6,245	5,661
Paid-in capital	1,491,427	850,459
Retained earnings deficit	(618,312)	(833,487)

Total shareholders’ equity	879,360	22,633

Total liabilities and shareholders’ equity	$1,365,295	1,235,986

The accompanying notes are an integral part of the financial statements.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2003	2002
REVENUES
Internet products and services	$2,760,200	1,728,996
Software and license fees	182,792	279,393

Total revenues	2,942,992	2,008,389

OPERATING EXPENSES
Production	115,750	132,433
Salaries and benefits	1,457,817	1,151,413
General and administrative	614,233	526,510
Depreciation	51,517	36,081
Amortization of software development costs	290,852	184,289
Interest	188,402	311,463

Total operating expenses	2,718,571	2,342,189

INCOME (LOSS) BEFORE TAXES	224,421	(333,800)
INCOME TAXES (BENEFIT)	9,246	(26,266)

NET INCOME (LOSS)	$215,175	(307,534)

EARNINGS (LOSS) PER SHARE
Basic	$0.04	(0.05)

Diluted	$0.04	(0.05)

AVERAGE SHARES OUTSTANDING
Basic	5,702,751	5,661,002

Diluted	5,794,365	5,661,002

The accompanying notes are an integral part of the financial statements.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Paid-in Capital	Retained Earnings (Deficit)	Total
	Shares	Amount
Balance January 1, 2002	5,661,002	$5,661	763,287	(525,953)	242,995
Net loss				(307,534)	(307,534)
Warrants issued with convertible subordinated notes			27,500		27,500
Beneficial conversion features of convertible subordinated notes			59,672		59,672

Balance December 31, 2002	5,661,002	5,661	850,459	(833,487)	22,633
Net income				215,175	215,175
Conversion of convertible subordinated notes to common stock	583,915	584	616,218		616,802
Warrant issued with convertible subordinated note			24,750		24,750

Balance December 31, 2003	6,244,917	$6,245	1,491,427	(618,312)	879,360

The accompanying notes are an integral part of the financial statements.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$215,175	(307,534)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	51,517	36,081
Amortization of software development costs	290,852	184,289
Amortization of note discount resulting from valuation of warrants and beneficial conversion features	70,129	202,473
Deferred income taxes (benefit)	9,246	(26,266)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(58,240)	(73,426)
Prepaid expenses	37,213	36,275
Accounts payable	(86,148)	61,370
Accrued salaries and other expenses	21,433	17,368
Accrued interest	(94,151)	94,370
Deferred revenue	(2,962)	(20,404)
Deposits	—	(6,583)

Net cash provided by operating activities	454,064	198,013

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(48,615)	(149,345)
Software development costs	(137,574)	(307,703)

Net cash used in investing activities	(186,189)	(457,048)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on convertible subordinated notes	(120,000)	—
Borrowings on convertible subordinated notes	—	250,000
Payments on bank notes	(13,929)	(72,904)
Payments on notes payable to shareholder	(5,000)	—
Payments of direct costs of securities offering	(11,238)	—

Net cash provided by (used in) financing activities	(150,167)	177,096

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	117,708	(81,939)
Cash and cash equivalents, beginning of year	98,740	180,679

CASH AND CASH EQUIVALENTS, END OF YEAR	$216,448	98,740

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ITEMS
Interest paid	$212,424	14,620
Non-cash transactions
Conversion to common stock of convertible subordinated notes and related accrued interest	$628,040	—
Fair value of warrants issued with convertible subordinated notes	$24,750	27,500
Fair value of beneficial conversion features of convertible subordinated notes	—	59,672

The accompanying notes are an integral part of the financial statements.

ADVANT-E CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

NOTE 1 - BASIS OF PRESENTATION, ORGANIZATION AND OTHER MATTERS

Nature of Operations

Advent-E Corporation through its wholly owned subsidiary, Edict Systems, Inc. (collectively the Company), develops and markets electronic data interchange and electronic commerce software products and services that enable its customers to send and receive business documents electronically in standard and proprietary formats. Customers consist of businesses across a number of industries throughout the United States.

Principles of Consolidation

The consolidated financial statements include the accounts of Advant-e Corporation and its wholly owned subsidiary, Edict Systems, Inc. Inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in preparing these financial statements include those considered in assessment of recoverability of capitalized software development costs, those used in the valuations of certain non-cash transactions including the issuance of common shares of stock in exchange for specified services, the issuance of detachable stock warrants, and the valuation of the beneficial conversion features in connection with the Company’s convertible subordinated notes, and those used in recording net deferred tax assets and net deferred tax liabilities. It is at least reasonably possible that the significant estimates used will change within the next year.

Cash Equivalents

The Company classifies as cash equivalents all highly liquid investments with original maturities of three months or less.

Accounts Receivable and Credit Policies

Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment upon receipt of invoice or within thirty days.

Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices dated over 30 days old are considered delinquent.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management considers account balances that are over 90 days old as having a high probability of uncollectibility and generally includes those amounts in the valuation allowance. In addition, management individually reviews accounts receivable balances and, based on an assessment of current creditworthiness, estimates the account balances that will not be collected and includes those amounts, if any, in the valuation allowance.

The allowance for uncollectible accounts was $5,000 at December 31, 2003 and $25,000 at December 31, 2002.

Software Development Costs

The Company accounts for the costs of computer software that it develops for internal use and costs associated with operation of its web sites in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issues Task Force (“EITF”) No. 00-2 “Accounting for Web Site Development Costs”. Such capitalized costs represent solely the salaries and benefits of employees working on the graphics and content development stages, or adding functionality or features. Under SOP 98-1 and EITF No. 00-2, overhead, general and administrative and training costs are not capitalized. The Company accounts for the costs of computer software that it sells, leases and markets as a separate product in accordance with Financial Accounting Standards Board Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. Capitalized costs are amortized by the straight-line method over the remaining estimated economic lives of the software application, generally three years, and are reported at the lower of unamortized cost or net realizable value.

Property and Equipment

Property and equipment are carried at cost. Costs of normal maintenance and repairs are charged to expense as incurred. Impairment of asset value is considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Depreciation is provided using straight line and accelerated methods for financial reporting purposes at rates based on useful lives generally of three to seven years.

Debt Discount and Amortization

Debt discount recognized in connection with equity instruments issued with debt (beneficial conversion features and detachable warrants) is amortized to interest expense over the life of the underlying debt as an estimate of the cost of the financing event. The unamortized discount is shown as a reduction of the debt instrument on the balance sheet. Amortization of debt discount amounted to $70,129 in 2003 and $202,473 in 2002.

Revenue Recognition

The Company recognizes revenues in accordance with the Securities Exchange Commission Staff Accounting Bulletin 101 (SAB 101), which requires the Company to recognize revenue when, in addition to other criteria, delivery has occurred or services have been rendered.

Revenues from software product sales are recognized when the product is shipped. Ongoing software license fees are recognized ratably over the license period, generally twelve months.

Revenues from Internet-based products and services (GroceryEC, MfgEC, EnterpriseEC, etc) are comprised of three components–account activation and trading partner set-up fees, monthly subscription fees, and usage based transactional fees.

Revenues earned from account activation and trading partner set-up fees are recognized after the Company performs consultative work required in order to establish an electronic trading partnership between the customer and their desired trading partners. Trading partnerships, once established, require no ongoing effort on the part of the Company and customers are able to utilize the electronic trading partnerships either directly with their customers or via a service provider other than the Company.

Revenues earned from monthly subscriptions are recognized after the monthly subscription has elapsed.

Usage based transactional fees are recognized upon completion of processing those transactions.

Deferred Income Taxes

Deferred income taxes are provided to recognize future tax benefits of net operating loss carry forwards, to the extent realization of such benefits is more likely than not. Deferred income taxes are also provided for temporary differences in recognition of assets and liabilities for financial statements and for income tax purposes.

Advertising

All advertising costs are expensed as incurred. Advertising was $1,229 in 2003 and $8,100 in 2002.

Segment Reporting

Financial Accounting Standards Board Statement No. 131, “Disclosure about Segments of an Enterprise and Related Information” established standards for the reporting and disclosure of information about operating segments for public businesses. The Company’s business is comprised of one segment—the development and sale of electronic data interchange and electronic commerce software products.

NOTE 2 - SOFTWARE DEVELOPMENT COSTS

Software development costs at December 31, 2003 and 2002 and the changes during the years then ended are summarized as follows:

	Cost	Accumulated Amortization	Net
Balance, January 1, 2002	$783,174	271,632	511,542
Additions	307,703		307,703
Amortization expense		184,289	(184,289)
Costs of fully-amortized software products	(161,154)	(161,154)	—

Balance, December 31, 2002	929,723	294,767	634,956
Additions	137,574		137,574
Amortization expense		290,852	(290,852)

Balance, December 31, 2003	$1,067,297	585,619	481,678

The unamortized costs at December 31, 2003 relate exclusively to internal use software and costs associated with the web site development and related enhancements.

The ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Impairment of asset value is considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

NOTE 3 – BANK NOTE PAYABLE

The Company has a commercial bank note payable that accrues interest at 5.54% per year. Outstanding borrowings under this agreement were $4,965 at December 31, 2003 and $18,894 at December 31, 2002. The loan is payable in monthly installments to its maturity date of April 23, 2004. The loan is collateralized by substantially all the Company’s assets and is guaranteed by the Company’s majority shareholder.

NOTE 4 – NOTES PAYABLE TO SHAREHOLDER

The Company has 8% unsecured notes, payable on demand, due to its President and majority shareholder. Outstanding balances of these notes were $40,000 at December 31, 2003 and $45,000 at December 31, 2002.

NOTE 5 – CONVERTIBLE SUBORDINATED NOTES PAYABLE

Convertible subordinated notes payable consist of the following:

	December 31,
	2003	2002
15% convertible subordinated notes that mature on various dates through December 5, 2004	$50,000	525,000
Less: unamortized discount attributable to estimated fair value of detachable warrants	—	5,379

	50,000	519,621

10% convertible subordinated notes issued July 9, 2002 that mature on January 5, 2004	—	250,000
Less: unamortized discount attributable to estimated fair value of detachable warrants and beneficial conversion feature	—	40,000

	—	210,000

	$50,000	729,621

The Company’s convertible subordinated notes that were outstanding at December 31, 2002 in the principal amount of $775,000 were, in 2003, paid in full ($120,000); converted into 583,915 shares of the Company’s common stock pursuant to the terms of the note agreements ($605,000); and outstanding at December 31, 2003 and subsequently paid in full on January 30, 2004 ($50,000).

The former holders of the notes have warrants to purchase 750,000 shares of the Company’s common stock at $1.205 per common share and to purchase 250,000 shares at $1.25 per common share. A total of 1,000,000 warrants are exercisable as follows: 925,000 warrants between September 27, 2005 and December 13, 2005 and 75,000 warrants, which were issued on December 5, 2003, through December 5, 2006.

The notes had beneficial conversion features valued at $229,404 using the intrinsic value method and had detachable warrants that were valued at $129,698 using the Black-Scholes pricing model. These amounts, beginning in 2001, were amortized to interest expense principally over the 12-month initial term of the notes. The warrants issued on December 5, 2003 were valued at $24,750; this amount was recognized as interest expense in 2003. The related note was paid in full on January 30, 2004. Amounts related to the warrants and beneficial conversion features were recognized as interest expense totaling $70,129 and $202,473 in 2003 and 2002, respectively.

NOTE 6 – LINE OF CREDIT

The Company has a bank line of credit where it can borrow up to $100,000 at the Bank’s prime commercial interest rate. The term of the line of credit is through January 31, 2005. Any borrowings under this line of credit are collateralized by substantially all the company’s assets. The Company has no borrowings under this agreement at December 31, 2003.

NOTE 7 – PROFIT SHARING PLAN

The Company has a 401(k) pension plan covering employees who choose to participate in the Plan. Company contributions are discretionary. The Company made no contributions to the plan in 2003 and 2002.

NOTE 8 – INCOME TAXES

Income tax expense for 2003 and income tax benefit for 2002 consist solely of deferred taxes. The current tax expense for 2003 of $121,300 was offset by the benefit from a net operating loss carryforward.

The following is a reconciliation of the income tax expense (benefit) to the amount computed at the statutory rate of 34%:

	2003	2002
Tax expense (benefit) at statutory rate	$76,303	(113,492)
State income taxes	17,673	(7,880)
Amount attributable to lower graduated rates expected to apply when tax benefits are expected to be realized	—	26,266
Change in net deferred tax assets attributable to change in the rate expected to apply when the net tax benefits are utilized	(108,574)	—
Non-deductible interest on debt discount amortization	23,844	68,840

Federal income tax expense (benefit) applicable to income (loss) before income tax	$9,246	(26,266)

Deferred taxes consisted of the following at December 31:

	2003	2002
Deferred tax assets:
Net operating loss carryforward	$323,951	226,705
Accounts payable and accrued expenses	57,282	41,888
Allowance for uncollectible accounts	2,000	5,000
Deferred revenue from license fees	36,372	18,779

Total deferred tax assets	419,605	292,372

Deferred tax liabilities:
Capitalized software costs, net of accumulated amortization	192,671	126,991
Accounts receivable	88,358	36,371
Depreciation for tax purposes in excess of depreciation for financial reporting purposes	24,334	—
Prepaid expenses	3,842	9,364

Total deferred tax liabilities	309,205	172,726

Net deferred tax asset	$110,400	119,646

Management has not recognized a valuation allowance for the net deferred tax assets because it believes that it is more likely than not that future taxable income will result in realization of such assets. This amount, however, could be reduced in the near term if estimates of future taxable income during the net operating loss carryforward period are reduced. The Company’s net operating loss carryforwards of approximately $811,000 begin to expire in 2020.

NOTE 9 – EARNINGS (LOSS) PER SHARE

The reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share calculations for the years ended December 31, 2003 and 2002 follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
Year ended December 31, 2003
Basic earnings per share:
Income available to common shareholders	$215,175	5,702,751	$0.04
Effect of dilutive securities:
Outstanding warrants	—	91,614	—
Diluted earnings per share:
Income available to common shareholders plus assumed exercise	215,175	5,794,365	0.04
Year Ended December 31, 2002
Basic Earnings (Loss) Per Share:
Loss available to common shareholders	(307,534)	5,661,002	(0.05)
Effect of dilutive securities:
Detachable warrants and Convertible subordinated notes are anti-dilutive	—	—	—
Diluted loss per share:
Loss available to common shareholders plus assumed conversion	$(307,534)	5,661,002	$(0.05)

Warrants to purchase 20,000 shares of the Company’s common stock at $1.48 per share were outstanding at December 31, 2003 and 2002 but were not included in the computation of diluted earnings per share because the warrants’ exercise price was greater than the average market price of the common shares of $1.35 per share in 2003 and $1.29 per share in 2002. The warrants are exercisable during the period from June 25, 2002 to June 25, 2006. No warrants have been exercised.

NOTE 10 – CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of deposits in banks, which occasionally exceed federally insured limits, and trade accounts receivable. The Company manages the risk regarding deposits in banks by using high quality financial institutions. Credit risk with respect to trade accounts receivable is limited due to the large number of primarily domestic customers who are geographically dispersed.

NOTE 11 – OPERATING LEASES

The Company is obligated under operating leases for computer software through April 2004, for computers and office equipment through February 2005, and for office space through September 2005. In addition, the Company leased from its President for use as its former headquarters through October 15, 2002 and subsequently for use as storage space under a monthly lease that was terminated in November 2003. Lease expense was $213,939 in 2003 and $177,136 in 2002, including $16,927 in 2003 and $36,000 in 2002 to the Company’s President.

Minimum annual lease payments under these lease agreements for the next five years are as follows:

2004	$127,327
2005	73,275
2006	—
2007	—
2008	—

Total	$200,602

The minimum monthly software lease payments could be increased if the Company increases utilization of this software in its operations above levels prescribed in the agreement. The Company has the option to renew the agreement for an additional 12 months to April 2005 at the same rate.

The Company has options to purchase the leased computer and office equipment for its fair market value at the expiration of the lease periods.

The office space lease has two consecutive three-year renewal options at rates that cannot increase by more than 5% per year. Lease payments include substantially all maintenance and repairs, real estate taxes and utilities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

On February 10, 2003, the Board of Directors of Advant-e Corporation engaged the firm of J.D. Cloud & Company, LLP (“Cloud”) as the Company’s independent auditors, replacing the firm of Battelle & Battelle, LLP (“Battelle”), which was dismissed by the Board of Directors.

Battelle’s report on the Company’s financial statements for each of the two most recent audited fiscal years ended December 31, 2000 and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During 2001 and 2002 and during the subsequent interim periods preceding the decision to change independent accountants, the Company had no disagreements with Battelle on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Battelle, would have caused Battelle to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements. Moreover, there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Battelle with a copy of the foregoing disclosures. A copy of Battelle’s letter to the Securities and Exchange Commission dated February 13, 2003 stating Battelle’s agreement with such disclosures, was filed with Form 8-K filed by the Company on February 13, 2003.

During 2001 and 2002 and during the subsequent interim periods preceding the decision to engage Cloud as its independent auditors, neither the Company, nor anyone acting on behalf of the Company, consulted Cloud regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any reportable event (as described in Item 304(a)(1)(v)) of Regulation S-K).

PART II–INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s certificate of incorporation and bylaws contain provisions indemnifying the directors and executive officers against liabilities. In the certificate of incorporation, the Company has eliminated the personal liability of the directors and executive officers to the Company and its shareholders for monetary damages for breach of their fiduciary duty, including acts constituting gross negligence. However, in accordance with Delaware law, a director will not be indemnified for a breach of its duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation or any transaction from which the director derived improper personal benefit.

In addition, the bylaws further provide that the Company may advance to the directors and officers expenses incurred in connection with proceedings against them for which they are entitled to indemnification. The Company has also agreed to indemnify, defend, and hold harmless each of the officers and directors to the fullest extent permissible by law with regard to any and all loss, expense or liability, including payment and advancement of reasonable attorney’s fees, arising out of or relating to claims of any kind, whether actual or threatened, relating in any way to their service to us. The Company plans to memorialize these provisions in written agreements.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are estimated expenses of issuance and distribution. The Company will pay all these expenses.

Securities and Exchange Commission filing fee	$1,000
National Association of Securities Dealers, Inc filing fee	1,000
Printing costs	2,000
Blue Sky fees and expenses	2,000
Legal fees and expenses	14,000
Accounting fees and expenses	12,000
Transfer agent	1,000
Edgar	1,000
Miscellaneous	1,000

Total	$35,000

RECENT SALES OF UNREGISTERED SECURITIES

On April 10, 2000, the Company entered into a stock purchase agreement with Halter Financial Group (“HFG”) and Art Beroff (“Beroff”). This Stock Purchase Agreement was a requirement by Edict to complete the merger with Twilight. Under the terms of the Stock Purchase Agreement, HFG and Beroff, or their designees, purchased 282,829 shares of common stock at approximately $1.06 per share for a total purchase price of $299,821. At the time of execution of the Stock Purchase Agreement, shares of common stock were trading at approximately $1.06 per share. This offering was made pursuant to Section 4(2) of the Securities Act.

The following table sets forth securities sold by the Company in the last three years that have not been registered under the Securities Act and were offered and sold to the persons listed below pursuant to Rule 506. Such securities were sold pursuant to a Stock Purchase Agreement with HFG and Beroff as a requirement of the Merger. No fees were paid to an underwriter. The securities sold are subject to a Registration Rights Agreement among Twilight, HFG and Beroff whereby the holders of at least twenty-five percent of the shares may file a written request with the Company to register the sale of all or part of the securities within two years of issuance. The following listed shares, however, are NOT being registered pursuant to this registration statement.

Date of Sale	Class of Stock	Amount of Securities	Cost of Shares	Name

12/28/00	Common	47,166	$50,000.00	Charles S. Biehn, Jr.

6/13/01	Common	11,792	$12,499.52	Carole Beroff, custodian for Ilana Beroff UGMA

6/13/01	Common	11,792	$12,499.52	Carole Beroff, custodian for David Beroff UGMA

6/29/01	Common	11,792	$12,499.52	Carole Beroff, custodian for Ilana Beroff UGMA

6/29/01	Common	11,792	$12,499.52	Carole Beroff, custodian for David Beroff UGMA

The following is a description of the unregistered securities that were convertible or exchangeable into equity securities, or are warrants representing equity securities, including the terms of conversion or exercise of the securities.

The following is a description of the unregistered securities that were convertible or exchangeable into equity securities, or are warrants representing equity securities, including the terms of conversion or exercise of the securities.

Former Holders of 15% Convertible Subordinated Notes

On March 24, 2001, the Company authorized the issuance of $200,000 and on September 27, 2001 authorized the issuance of an additional $325,000 (for a total of $525,000) of 15% Convertible Subordinated Notes that are convertible, at the Note holder’s sole discretion, at maturity in the principal amount plus any accrued interest into the Company’s common stock at a price of $1.06 per common share. In addition to the 15% Convertible Subordinated Notes, all of the Note holders except two were issued a warrant to acquire common shares of the Company, at a price of $1.205 per common share, determined by multiplying the principal amount of each Convertible Subordinated Note by 1.5. This offering was made to a limited group of investors pursuant to Rule 506 and Section 4(2) of the Securities Act. No fees were paid to an underwriter.

On March 24, 2001, the Company received $50,000 in cash from James D. Rike in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on March 19, 2002; the maturity date was subsequently extended to December 5, 2004. On December 5, 2003 James D. Rike was issued a warrant granting him the right to acquire 75,000 shares of the Company’s common stock at a price of $1.205 per share until December 5, 2006. Also on December 5, 2003 Mr. Rike converted the accrued interest under his Note at that date in the amount of $23,040 into 21,735 common shares of the Company’s stock at $1.06 pursuant to the Convertible Subordinated Note Agreement. On January 31, 2004 the Company paid the principal and interest totaling $51,167 to Mr. Rike in full payment of the Note.

On June 22, 2001, the Company received a total of $25,000 in cash from two individuals in exchange for two 15% Convertible Subordinated Notes. The Notes originally were to mature on June 22, 2002; the maturity dates were later extended to June 22, 2003. No warrants were issued to the holders of these two Notes. The Company paid the Note holders the principal and interest totaling $33,063 in 2003 to repay the Notes in full.

On September 25, 2001, the Company received $30,000 in cash from Halter Financial Group, Inc. in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on September 25, 2002; the maturity date was subsequently extended to January 5, 2004. The Company’s majority shareholder personally guaranteed this Note. Concurrently with the issuance of the Note, Halter Financial Group, Inc. was issued a warrant granting it the right to acquire 45,000 shares of the Company’s common stock at a price of $1.205 per share until September 25, 2004 (subsequently extended to September 25, 2005). On December 23, 2003 Halter Financial Group, Inc. converted the principal amount of its Note into 28,302 shares of the Company’s common stock. The Company in 2003 paid in cash to Halter Financial Group, Inc. $10,813, representing all accrued interest on the Note through the date of conversion.

On September 27, 2001, the Company received $250,000 in cash from The Pinnacle Fund, L.P. in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on September 27, 2002; the maturity date was subsequently extended to January 5, 2004. The Company’s majority shareholder personally guaranteed this Note. Concurrently with the issuance of the Note, The Pinnacle Fund, L.P. was issued a warrant granting it the right to acquire 375,000 shares of the Company’s common stock at a price of $1.205 per share until September 27, 2004 (subsequently extended to September 27, 2005). On November 14, 2003 The Pinnacle Fund, L.P. converted the principal amount of its Note into 235,849 shares of the Company’s common stock. The Company in 2003 paid to The Pinnacle Fund, L.P. $85,813 in cash, representing all accrued interest on the Note through the date of conversion.

On October 7, 2001, the Company received $75,000 in cash from Gary C. Evans in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on October 7, 2002; the maturity date was subsequently extended to January 5, 2004. The Company’s majority shareholder personally guaranteed this Note. Concurrently with the issuance of the Note, Gary C. Evans was issued a warrant granting him the right to acquire 112,500 shares of the Company’s common stock at a price of $1.205 per share until October 7, 2004 (subsequently extended to October 7, 2005). On December 29, 2003 Gary C. Evans converted the principal amount of his Note into 70,775 shares of the Company’s common stock. The Company in 2003 paid to Gary C. Evans $26,781 in cash, representing all accrued interest on the Note through the date of conversion.

On December 13, 2001, the Company received $95,000 in cash from John S. Lemak in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on December 13, 2002; the maturity date was subsequently extended to December 13, 2003. The Company’s majority shareholder personally guaranteed this Note. John S. Lemak was issued a warrant granting him the right to acquire 142,500 shares of the Company’s common stock at a price of $1.205 per share until December 13, 2004 (subsequently extended to December 13, 2005). On December 29, 2003 the Company paid the principal and interest totaling $126,5238 in cash to Mr. Lemak in full payment of the Note.

Former Holders of 10% Convertible Subordinated Notes

On July 9, 2002, the Company received $250,000 in cash from the following note holders in exchange for 10% Convertible Subordinated Notes:

Note holder	Amount
Covenant Investments, L.P.	$50,000
Blair Baker	50,000
Scott Brock	25,000
Rene Larrave	50,000
Charter Private Equity, L.P.	25,000
Barwell Partners, Ltd.	50,000

Total	$250,000

The 10% Convertible Subordinated Notes were convertible at maturity in the principal amount plus any accrued interest into the Company’s common stock at a price of $1.10 per common share. All of the holders of the Notes were issued a warrant to acquire common shares of the Company, at a price of $1.25 per common share, determined by multiplying the principal amount of each Convertible Subordinated Note by 1.0. Those warrants have an expiration date of September 27, 2005. The Notes were to originally mature on September 27, 2003; the maturity date was extended to January 5, 2004. The Company’s majority shareholder personally guaranteed the Notes.

These Notes were offered to the above investors pursuant to Rule 506 and Section 4(2) of the Securities Act. No fees were paid to an underwriter.

In December, 2003 all the above 10% Note holders converted the principal amounts of their Notes into a total of 227,274 shares of the Company’s common stock at $1.10 per common share. The Company in 2003 paid to the Note holders the aggregate amount of $37,766 in cash, representing all accrued interest on the Notes through the dates of conversion.

Holder of Warrants issued in exchange for services

On June 25, 2001, the Company issued a warrant to CTC, Inc., a firm specializing in investor relations counseling, granting it the right at any time from June 25, 2002 through June 25, 2006 to acquire 20,000 shares of the Company’s common stock at a price of $1.48 per share. The Company issued the warrant and paid $10,500 cash to CTC, Inc. as total compensation for its execution of an investor and public relations program over approximately a seven-month period.

All the warrants that were issued as described above and that can be converted into a total of 1,020,000 shares of the Company’s common stock are outstanding as of March 17, 2004; none have been exercised.

EXHIBITS

(a) Index to Exhibits

Exhibit Number	Description	Method of Filing

1	Underwriting agreement	N/A

2	Agreement and Plan of Merger, dated as of April 10, 2000, among Edict Systems, Inc., Twilight Productions, and Twilight Acquisitions Sub, Inc.	Previously filed (I)

3(1)	Amended Certificate of Incorporation	Previously filed (A)

3(2)	By-laws	Previously filed (B)

4.1	Form of Common Stock Certificate	Previously filed (A)

4.2	Form of Note Purchase Agreement and Convertible Subordinated Note underlying the original issuance of $200,000 of 15% Convertible Subordinated Notes	Previously filed (C)

4.3	Form of Note Purchase Agreement, Convertible Subordinated Note, and Warrant Certificate underlying the total issuance of $525,000 of 15% Convertible Subordinated Notes	Previously filed (E)

4.4	Form of Note Purchase Agreement, Convertible Subordinated Note, and Warrant Certificate underlying the total issuance of $250,000 of 10% Convertible Subordinated Notes	Previously filed (H)

4.5	Agreements to convert Convertible Subordinated Notes into shares of the Company’s common stock	Previously filed (K)

4.5.1	The Pinnacle Fund, L.P.

4.5.2	Halter Financial group, Inc.

4.5.3	Gary C. Evans

4.5.4	Ray Washburne and Richard S. Neely (Charter Private Equity)

4.5.5	Barwell Partners, Ltd.

4.5.6	Blair Baker

4.5.7	Covenant Investments, L.P.

4.5.8	Rene Larrave

4.5.9	Scott Brock

4.6	Form of Agreement for Investor Relations Services received in exchange for cash and a Warrant for 20,000 shares of the Company’s stock	Filed herewith

5	Opinion re: legality	Filed herewith

8	Opinion: tax matters	N/A

9	Voting trust agreement	N/A

10.1	Lease Agreement, dated as of January 1, 2000, between Jason K. Wadzinski and Edict Systems, Inc.	Previously filed (B)

10.2	Stock Purchase Agreement, dated April 10, 2000, among Twilight Productions, Ltd., Halter Financial Group, Inc. and Art Howard Beroff	Previously filed (B)

10.3	Software Term License Agreement, including Amendment No. 1, dated as of April 18, 2001 between Cyclone Commerce, Inc. and Edict Systems Inc.	Previously filed (D)

10.4	Lease, dated as of July 30, 2002, between Fritz J. Russ and Dolores H. Russ and Edict Systems, Inc.	Previously filed (F)

11	Statement re: computation of per share earnings	Filed herewith

13	Form 10-KSB for the fiscal year ended December 31, 2003	Previously filed (K)

15	Letter on unaudited interim financial information	N/A

16	Letter on change in certifying accountant	Previously filed (G)

21	Subsidiaries of the registrant	Previously filed (B)

23	Consent of J.D. Cloud & Co. L.L.P.	Filed herewith

24	Power of attorney	N/A

25	Statement of eligibility of trustee	N/A

99	Letters to selling security holders advising them of Division of Corporation Finance Manual of Publicly Available Telephone Interpretations, Interpretation A.65 and the Requirements of the Securities and Exchange Commission Regulation M, including Attachments A and B to the letters.	Filed herewith

(A)	Filed with Amendment No. 2 to Form 10-SB filed as of October 13, 2000

(B)	Filed with Amendment No. 1 to Form 10-SB filed as of July 17, 2000

(C)	Filed as Exhibit 4(ii) to Form 10-QSB for the quarterly period ended March 31,2001 filed as of May 9, 2001, and filed as Exhibit 4(ii) to Form 10-QSB/A-1 for the quarterly period ended March 31, 2001, as amended, as filed on January 13, 2003

(D)	Filed with Amendment No. 1 to Form 10-QSB for the quarterly period ended June 30, 2001 filed as of January 13, 2003

(E)	Filed as Exhibits 4(ii) and 4(iii) to Form 10-QSB for the quarterly period ended September 30, 2001 filed as of November 14, 2001, and filed as Exhibits 4(ii) and 4(iii) to Form 10-QSB/A-1 for the quarterly period ended September 30, 2001, as amended, as filed as of January 13, 2003

(F)	Form 10-KSB for the fiscal year ended December 31, 2003 filed as of March 23, 2004

(G)	Filed with form 8-K on February 13, 2003.

(H)	Filed with Form 10-QSB for the quarterly period ended September 30, 2002 as of December 16, 2002

(I)	Filed as Exhibit 2 with Amendment No. 1 to Form 10-SB as of July 11, 2000

(J)	Filed with Form 10-QSB for the quarterly period ended September 30, 2003 as of November 12, 2003

(K)	Filed with Form 10-KSB for the fiscal year ended December 31, 2003 as of March 23, 2004

UNDERTAKINGS

The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; c. Include any additional or changed material information on the plan of distribution.

2. That, or determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from the registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered by this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will go governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dayton, State of Ohio on April 14, 2004.

Advant-e Corporation Registrant

By:	/s/ JASON K. WADZINSKI

Jason K. Wadzinski Chief Executive Officer April 14, 2004

By:	/s/ JOHN F. SHEFFS

John F. Sheffs Treasurer April 14, 2004